Exhibit 2.11

AGREEMENT OF PURCHASE AND SALE (POOL XII)

among

THE SELLERS NAMED HEREIN

and

HTA ACQUISITION SUB, LLC

Dated as of April 29, 2017

1031 Exchange Pool XII

Article; Section    Page
ARTICLE I DEFINITIONS    1
1.1    Defined Terms    1
ARTICLE II SALE, CONSIDERATION AND CLOSING    12

2.1	Sale of Transferred Assets 12

2.2	Gross Asset Value; Earnest Money 14

2.3	Earnest Money 15

2.4	The Closing 16

2.5	[Reserved] 16

2.6	Allocated Asset Value 16

ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS	17

3.1	General Seller Representations and Warranties 17

3.2	Representations and Warranties of the Sellers as to the Transferred Assets 19

3.3	Operations Prior to Closing 22

3.4	Tenant Estoppels 27

3.5	Owners’ Associations and REAs 29

3.6	Ground Lessor Estoppel 30

3.7	Florida Tax Liability; Compliance Certificate; Indemnity 31
ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
BUYER31
4.1    Representations and Warranties of the Buyer    31
ARTICLE V CONDITIONS PRECEDENT TO CLOSING    33

5.1	Conditions Precedent to Sellers’ Obligations 33

5.2	Conditions Precedent to the Buyer’s Obligations 34

5.3	Frustration of Closing Conditions 35

5.4	Waiver of Closing Conditions 35
ARTICLE VI CLOSING DELIVERIES    35

6.1	Buyer Deliveries 35

6.2	Sellers Deliveries 36

6.3	Assignment of Certain Transferred Assets 39

(continued)

Article; Section    Page
ARTICLE VII INSPECTION    39

7.1	General Right of Inspection 39

7.2	Document Inspection; Contracts 40

7.3	Confidentiality 41

7.4	Examination 41

7.5	Effect and Survival of Disclaimer and Release 42
ARTICLE VIII TITLE AND PERMITTED EXCEPTIONS    42

8.1	Permitted Exceptions 42

8.2	Title Report 42

8.3	Use of Cash Consideration Amount to Discharge Title Exceptions 43

8.4	Inability to Convey 43

8.5	Rights in Respect of Inability to Convey 43

8.6	Voluntary Title Exceptions; Monetary Title Exceptions 44

8.7	Buyer’s Right to Accept Title 44

8.8	Cooperation 44
ARTICLE IX TRANSACTION COSTS; RISK OF LOSS    45

9.1	Transaction Costs 45

9.2	Risk of Loss 45
ARTICLE X ADJUSTMENTS PROPOSED    46

10.1	Taxes 46

10.2	Fixed Rents, Additional Rents and Security Deposits 47

10.3	Water and Sewer Charges 49

10.4	Utility Charges 50

10.5	Contracts 50

10.6	Miscellaneous Revenues 50

10.7	Leasing Costs 50

10.8	Owners’ Association Assessments 51

10.9	Ground Lease Rent 51

10.10	General 51

10.11	Re-Adjustment 52

(continued)

Article; Section    Page
ARTICLE XI SURVIVAL OF OBLIGATIONS; LIABILITY    52

11.1	Liability of Sellers 52

11.2	Liability of Buyer 52

11.3	Cap on Liability 53

11.4	Survival 53

11.5	Notification of Claims 53

11.6	Mitigation 54

11.7	Additional Indemnification Provisions 54

11.8	Exclusive Remedies 55
ARTICLE XII TAX CERTIORARI PROCEEDINGS    55

12.1	Prosecution and Settlement of Proceedings 55

12.2	Application of Refunds or Savings 56

12.3	Survival 56
ARTICLE XIII DEFAULT    56

13.1	Buyer Default 56

13.2	Seller Default 57

13.3	Material Defects Arising Prior to the Initial Closing 59

13.4	[Reserved] 59

13.5	Limitation on Sellers’ Liability 59

13.6	Limitation on Buyer’s Liability 59
ARTICLE XIV MISCELLANEOUS    60

14.1	Use of Duke Name 60

14.2	Joint and Several Liability 61

14.3	Brokers 61

14.4	Confidentiality; Press Release; IRS Reporting Requirements 62

14.5	Escrow Provisions 63

14.6	Successors and Assigns; No Third-Party Beneficiaries 64

14.7	Assignment 64

14.8	Further Assurances 64

14.9	Notices 65

(continued)

Article; Section    Page

14.10	Entire Agreement 66

14.11	Amendments 66

14.12	No Waiver 67

14.13	Governing Law 67

14.14	Submission to Jurisdiction 67

14.15	Severability 67

14.16	Section Headings 67

14.17	Counterparts 67

14.18	Construction 68

14.19	Recordation 68

14.20	Exclusivity 68

14.21	Attorney’s Fees 68

14.22	Like Kind Exchange 68

14.23	Disclosure 68

14.24	Waiver of Trial by Jury 69

14.25	Date for Performance 69

14.26	Time of the Essence 69

14.27	[Reserved] 69

14.28	Excluded Assets 69

14.29	[Reserved] 69

14.30	[Reserved] 69

14.31	Tenant Improvements Under Construction 70

14.32	Preservation of Books and Records 70

14.33	[Reserved] 71

14.34	[Reserved] 71

14.35	[Reserved] 71

14.36	Interpretation 71

(continued)
Exhibits
Exhibit A    -    Form of Tenant Estoppel Certificate Exhibit B    -    Form of Sellers’ Estoppel Certificate
Exhibit C    -    Form of Ground Lessor Estoppel Certificate Exhibit D    -    Form of Assignment of Leases
Exhibit E    -    Form of Assignment of Contracts Exhibit F    -    Form of Tenant Notice
Exhibit G    -    Form of Ground Lessor Notice
Exhibit H    -    Form of Assignment of Ground Leases Exhibit I    -    Buyer’s Closing Certificate
Exhibit J    -    [Reserved] Exhibit K    -    Form of Deed
Exhibit L    -    Form of Improvements Deed Exhibit M    -    Form of Bill of Sale
Exhibit N    -    Form of Assignment of Asset-Related Property Exhibit O    -    Sellers’ Closing Certificate
Exhibit P    -    Form of FIRPTA Certificate Exhibit Q    -    Form of Title Affidavit
Exhibit R    -    Form of Broker’s Lien Affidavit
Schedules
Schedule A    -    Seller and Properties Schedule B    -    ROFO and ROFR Documents Schedule C    -    Assumed Contracts
Schedule D    -    Knowledge Parties
Schedule E    -    ROFO Assets
Schedule F    -    ROFR Assets
Schedule G    -    SD Letters of Credit Schedule 2.1(b)(iii)    -    Personal Property Schedule 2.6    -    Allocated Asset Value Schedule 3.1(c)    -    Consents
Schedule 3.1(d)    -    Conflicts Schedule 3.2(b)    -    Material Contracts Schedule 3.2(c)    -    Leases
Schedule 3.2(c)(i)    -    Tenant Improvements and Other Construction Work Schedule 3.2(c)(ii)    -    Tenant Defaults
Schedule 3.2(c)(iii)    -    Lease Termination Payments
Schedule 3.2(d)    -    Leasing and Brokerage Commissions and Agreements Schedule 3.2(e)    -    Casualties and Condemnations
Schedule 3.2(f)    -    Litigation Schedule 3.2(h)    -    Ground Leases
Schedule 3.2(h)(i)    -    Ground Lease Improvements
v

(continued)
Schedule 3.2(h)(ii)    -    Ground Lessor Defaults Schedule 3.2(j)    -    Building/Zoning Violations Schedule 3.2(m)    -    Security Deposits
Schedule 3.2(n)    -    Delinquency Reports Schedule 3.2(p)    -    Unpaid Claims
Schedule 3.3(g)(ii)    -    Lease Agreements and Brokerage Agreements executed between the date
hereof and the Closing Date Schedule 7.1    -    Designated Employees Schedule 14.3    -    Brokers

AGREEMENT OF PURCHASE AND SALE (POOL XII)
AGREEMENT OF PURCHASE AND SALE (POOL XII) (this “Agreement”), made as of the 29th day of April 2017, by and between (i) each of the entities listed in the column entitled “Sellers” on Schedule A attached hereto and made a part hereof (individually, a “Seller”;
collectively, the “Sellers”), and (ii) HTA Acquisition Sub, LLC, a Delaware limited liability company (the “Buyer”). In addition, Healthcare Trust of America Holdings, LP, a Delaware limited partnership, is executing the Guarantee of the obligations of the Buyer under this Agreement set forth on the signature pages to this Agreement.

Background

A.    The applicable Sellers are, or will be as of the Closing, the owners or lessees of the Land and the owners of buildings and other improvements situated on such Land, constituting the properties listed opposite their names on Schedule A attached hereto and made a part hereof (individually a “Property”; collectively, the “Properties”). Schedule A also identifies whether the applicable Seller is the owner or lessee of the Land and the improvements thereon.

B.    The Properties listed on Schedule A, together with the Asset-Related Property (as defined below) with respect to each Property, shall be referred to herein, collectively, as the “Transferred Assets”.

C.    The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Transferred Assets, and Buyer desires to assume the Assumed Liabilities (as defined below), in each case on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1	Defined Terms. The capitalized terms used herein have the following meanings. “Actively Negotiating” shall have the meaning assigned thereto in
Section 3.3(g)(ii).
“Additional Rent(s)” shall have the meaning assigned thereto in Section 10.2(a). “Adjusted Gross Asset Value” shall have the meaning assigned thereto in
Section 2.2(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Leasing and Brokerage Agreements” shall have the meaning assigned thereto in Section 3.2(d).

“Agreement” shall mean this Agreement of Purchase and Sale (Pool XII) and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time, in each case in accordance with Section 14.11.
“Allocated Asset Value” shall have the meaning assigned thereto in Section 2.6. “Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(f)(i).

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Asset-Related Property” shall have the meaning assigned thereto in
Section 2.1(b).

“Assignment of Asset-Related Property” shall have the meaning assigned thereto in Section 6.2(b)(iii).

“Assignment of Contracts” shall have the meaning assigned thereto in Section
6.1(b)(iv).

“Assignment of Ground Leases” shall have the meaning assigned thereto in
Section 6.1(b)(iv).

“Assignment of Leases” shall have the meaning assigned thereto in Section

6.1(b)(iv).

“Association Assignment” shall have the meaning assigned thereto in Section 6.1(b)(iv).
“Assumed Contracts” shall have the meaning assigned thereto in Section 7.2(b). “Assumed Liabilities” shall have the meaning assigned thereto in Section 2.1(e).

“Basket” shall have the meaning assigned thereto in Section 11.3. “Bill of Sale” shall have the meaning assigned thereto in Section 6.1(b)(v).
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this

Agreement.
“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1. “Buyer Specific Indemnification” shall have the meaning assigned thereto in Section 11.2.

“Cap” shall have the meaning assigned thereto in Section 11.3. “Cash Basis” shall have the meaning assigned thereto in Section 10.1. “Cash Consideration Amount” shall have the meaning assigned thereto in Section 2.2(a).
“Claim Notice” shall have the meaning assigned thereto in Section 11.5(a). “Closing” shall have the meaning assigned thereto in Section 2.4(a). “Closing Date” shall have the meaning assigned thereto in Section 2.4(a).
“Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to Article VI of this Agreement.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1(b)(v). “Closing Year” shall have the meaning assigned thereto in Section 10.2(b).
“Confidentiality Agreement” shall mean that Duke Realty Healthcare Business Portfolio Confidentiality Agreement, dated as of February 10, 2017, made by Healthcare Trust of America, Inc., an Affiliate of the Buyer, in favor of Duke Realty Limited Partnership and its Affiliates.

“Contracts” shall mean, collectively, all agreements or contracts of any Seller relating to the ownership, operation, maintenance and management of the relevant Property and the buildings and other improvements located thereon, or any portion thereof, including all amendments, modifications, additions or supplements thereto.

“Controlling Party” shall have the meaning assigned thereto in Section 11.5(b).

“Deed” shall have the meaning assigned thereto in Section 6.2(b)(iii). “Delinquency Report” shall mean that report attached hereto as Schedule 3.2(n). “Designated Employees” shall have the meaning assigned thereto in Section 7.1. “Designated Subsidiary” shall have the meaning assigned thereto in Section 14.7.
“Duke Names and Marks” shall have the meaning assigned thereto in Section 14.1(a).

“Earnest Money” shall have the meaning assigned thereto in Section 2.3. “Effective Time” shall have the meaning assigned thereto in Article X.
“Environmental Claims” means any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under any Property, or the violation of any Environmental Laws with respect to any Property.

“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Substances, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C.
§ 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42
U.S.C. § 7401 et seq., and (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations and rules issued pursuant thereto.

“Environmental Liabilities” means any liabilities or obligations of any kind or nature imposed on any Seller pursuant to any Environmental Laws, including any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, located on or originating from any Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances by any Seller.

“Escrow Account” shall have the meaning assigned thereto in Section 14.5(a).

“Escrow Agent” shall mean First American Title Insurance Company, Chicago National Commercial Services Division, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602.

“Excluded Asset” shall have the meaning assigned thereto in Section 14.28. “Exclusion Event” shall have the meaning assigned thereto in Section 14.28. “Executive Order” shall have the meaning assigned thereto in Section 3.1(f)(i). “Existing Lease” shall have the meaning assigned thereto in Section 10.7. “Fixed Rents” shall have the meaning assigned thereto in Section 10.2(a).
“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.
“Gross Asset Value” shall have the meaning assigned thereto in Section 2.2(a). “Ground Lease” shall mean each ground lease pursuant to which any of the
Sellers is a lessee for Land underlying Ground Leased Property and any amendments thereto
(collectively, the “Ground Leases”).

“Ground Leased Property” shall mean each Transferred Asset identified as being subject to a Ground Lease on Schedule A attached hereto.

“Ground Lessor” shall mean each lessor that has executed a Ground Lease (collectively, the “Ground Lessors”).

“Ground Lessor Estoppel” shall mean an estoppel certificate executed by a Ground Lessor substantially in the form attached hereto as Exhibit C.

“Ground Lessor Notices” shall have the meaning assigned thereto in Section
6.1(b)(iv).

“GSA” shall mean the General Services Administration.

“Guaranteed Obligation” and “Guaranteed Obligations” shall have the meaning assigned thereto in the Guarantee set forth on the signature pages hereto.

“Guarantor” shall have the meaning assigned thereto in the Guarantee set forth on the signature pages hereto.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other material or substance which is defined as or included in the definition of a “hazardous substance”, “hazardous waste”, “toxic waste”, “hazardous material”, “toxic pollutant”, “contaminant”, “pollutant” or “toxic substance” or words of similar import, under any Environmental Law or that could result in the imposition of liability under any Environmental Laws.

“Improvement Deed” shall have the meaning assigned thereto in Section

6.2(b)(ii).

“Indemnified Party” shall have the meaning assigned thereto in Section 11.5(a).
“Indemnifying Party” shall have the meaning assigned thereto in Section 11.5(a).
“Initial Closing” shall have the meaning assigned thereto in the Master PSA.
“Initial Closing Assets” shall have the meaning assigned thereto in the Master PSA.
“Initial Closing Date” shall have the meaning assigned thereto in the Master PSA. “Interim Period” shall have the meaning assigned thereto in Section 10.7.
“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in

Section 14.4(c).

“Land” means the land and Vacant Land more particularly described in a Title

Policy.
“Lease Options” shall have the meaning assigned thereto in Section 3.2(c). “Lease Required Estoppel” shall have the meaning assigned thereto in Section 3.4(b).

“Leases” shall mean all leases, licenses and other occupancy agreements, for all or any portion of the Properties and all amendments, modifications, extensions and other agreements pertaining thereto.

“Lease Termination Payments” means all payments received by or on behalf of any Seller with respect to a Lease with respect to any terminations, surrenders, modifications, renewals or amendments of any such Lease.

“Leasing and Brokerage Agreements” shall mean, collectively, the Affiliate Leasing and Brokerage Agreements and the Third Party Leasing and Brokerage Agreements.

“Leasing Costs” shall mean, with respect to a particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or any other agreement relating to such Lease.

“Liens” shall mean all liens, pledges, charges, mortgages, deeds of trust, security interests, encumbrances, title retention agreements, adverse claims or restrictions.
“Losses” shall have the meaning assigned thereto in Section 11.1. “Majority Owned or Controlled Entity” shall have the meaning assigned thereto in Section 14.7.

“Master PSA” shall mean that certain Agreement of Purchase and Sale (Pool I), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer.

“Material Contracts” shall mean all assignable Contracts, other than those assignable Contracts which by their terms are terminable on thirty (30) days’ notice without cost or penalty, require the payment of no more than $25,000 in any calendar year or are a part of a national contract.

“Material Title Exceptions” shall mean title exceptions affecting any Property that (i) materially impair the current use or value of such Property for its intended purpose or the operation of the business conducted thereon, and (ii) are not Permitted Exceptions, Voluntary Title Exceptions or Monetary Title Exceptions. Without limiting the generality of the foregoing, the parties hereto agree that the Lease Options shall not be deemed to be Material Title Exceptions.

“Monetary Title Exceptions” shall mean title exceptions affecting any Property which are not Permitted Exceptions and which can be removed prior to or on the Closing by the payment from Sellers of a liquidated amount.

“New Lease” shall have the meaning assigned thereto in Section 3.3(d). “Objection Notice” shall have the meaning assigned thereto in Section 8.2(b).
“Other PSA Assets” shall mean, individually or collectively, as the context may require, the “Transferred Assets” as defined in each of the Other PSAs.

“Other PSA Closing” shall mean, individually or collectively, as the context may require, the “Closing” as defined in each of the Other PSAs.

“Other PSAs” shall mean, individually or collectively, as the context may require, the following: (i) the Master PSA; (ii) that certain Agreement of Purchase and Sale (Pool II), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (iii) that certain Agreement of Purchase and Sale (Pool III), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (iv) that certain Agreement of Purchase and Sale (Pool IV), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (v) that certain Agreement of Purchase and Sale (Pool V), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (vi) that certain Agreement of Purchase and Sale (Pool VI), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (vii) that certain Agreement of Purchase and Sale (Pool VII), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (viii) that certain Agreement of Purchase and Sale (Pool VIII), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (ix) that certain Agreement of Purchase and Sale (Pool IX), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (x) that certain Agreement of Purchase and Sale (Pool X), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (xi) that certain Agreement of Purchase and Sale (Pool XI), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (xii) that certain Agreement of Purchase and Sale (Pool XIII), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (xiii) that certain Agreement of Purchase and Sale (Pool XIV), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; (xiv) that certain Agreement of Purchase and Sale (Pool XV), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer; and (xv) that certain Agreement of Purchase and Sale (Pool XVI), dated as of the date hereof, by and between Duke Realty Limited Partnership and the other sellers named therein, as sellers, and the Buyer, as buyer.

“Outside Date” shall have the meaning assigned thereto in Section 13.1(a).

“Owners’ Association” shall mean any association or organization created pursuant to the Owners’ Association Documents.

“Owners’ Association Documents” shall have the meaning assigned thereto in
Section 3.2(g).

“Permitted Exceptions” shall mean (i) Liens for current real estate taxes or assessments which are not yet due and payable, or are due and payable but not yet delinquent, or that are being contested in good faith by appropriate proceedings, (ii) any exceptions to title approved or waived by the Buyer in accordance with this Agreement, (iii) customary utility easements which (A) do not encroach any buildings or other improvements located at the applicable Property, (B) are within and do not violate any setback requirements or restrictions or Applicable Laws, and (C) do not materially and adversely impact the current use or value of the applicable Property, (iv) the rights of Tenants, as tenants only, pursuant to Leases, (v) any matters created or caused by the Buyer, and (vi) Liens arising out of, under or permitted in connection with this Agreement or the Closing Documents.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Personal Property” shall have the meaning assigned thereto in Section 2.1(b)(iii).

“Properties” and “Property” shall have the meanings assigned thereto in “Background” paragraph A.
“Real Estate Tax” shall have the meaning assigned thereto in Section 10.1. “REAs” shall mean those certain reciprocal easement agreements, covenants conditions and restrictions, and similar property-related agreements encumbering or otherwise affecting the Transferred Assets.
“Rents” shall have the meaning assigned thereto in Section 10.2(a). “Replacement Letter of Credit” shall have the meaning assigned thereto in
Section 2.3.
“Reporting Person” shall have the meaning assigned thereto in Section 14.4(c).
“Retained Liabilities” shall have the meaning assigned thereto in Section 2.1(f). “ROFO Asset” shall mean a Transferred Asset with respect to which all or a portion of such Transferred Asset is occupied by a ROFO Party under a ROFO Document, as more specifically set forth on Schedule E attached hereto.

“ROFO Documents” shall mean, collectively or individually, as the context may require, those certain Leases, Ground Leases, or REAs identified on Schedule B attached hereto.

“ROFO Party” shall mean, collectively or individually, as the context may require, the Tenants or other parties under the ROFO Documents.

“ROFR Asset” shall mean a Transferred Asset with respect to which all or a portion of such Transferred Asset is occupied by a ROFR Party under a ROFR Document, as more specifically set forth on Schedule F attached hereto.

“ROFR Documents” shall mean, collectively or individually, as the context may require, those certain Leases, Ground Leases or REAs identified on Schedule B attached hereto.

“ROFR Party” shall mean, collectively or individually, as the context may require, the Tenants or other parties under the ROFR Documents.

“SD Letters of Credit” shall have the meaning assigned thereto in Section 10.2(a), and as more specifically summarized on Schedule G attached hereto.

“Seller Agent” shall have the meaning assigned thereto in Section 14.2. “Seller Party” shall have the meaning assigned thereto in Section 14.2.
“Seller’s Property” shall mean, with respect to each Seller, the Property owned (or that will be owned as of the Closing) by such Seller, as set forth in Schedule A.

“Sellers” shall have the meaning assigned thereto in the Preamble to this
Agreement.

“Sellers’ Actual Reimbursable Tenant Expenses” shall have the meaning assigned thereto in Section 10.2(c).

“Sellers’ Actual Tenant Reimbursements” shall have the meaning assigned thereto in Section 10.2(c).

“Sellers’ Estoppel Certificate” shall have the meaning assigned thereto in
Section 3.4(d).

“Sellers’ Knowledge” shall mean the actual knowledge of the Sellers based upon the actual knowledge of (i) Keith Konkoli with respect to the Transferred Assets, and (ii) the persons identified as the “Asset Manager” with respect to each Transferred Asset on Schedule D attached hereto.

“Sellers’ Reconciliation Statement” shall have the meaning assigned thereto in Section 10.2(c).

“Sellers’ Related Entities” shall mean Sellers, their Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing.
“Serial Closing” shall have the meaning assigned thereto in the Master PSA. “Statement of Lease” shall mean with respect to any Lease with the GSA as
Tenant a “Statement of Lease” in the form required by the GSA.

“Tax” shall mean any and all fees (including documentation, recording, license and registration fees) and taxes (including net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, social security, service, license, excise, sales, payroll, worker’s compensation, unemployment or compensation taxes, duty or custom taxes, franchise, use, leasing, fuel, excess profits, turnover, occupation, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not, and.

“Tenant Audits” shall have the meaning assigned thereto in Section 10.2(d). “Tenant Estoppel” shall have the meaning assigned thereto in Section 3.4(a). “Tenants” shall mean the tenants under the Leases.
“Tenant Notices” shall have the meaning assigned thereto in Section 6.1(b)(iv). “Terminated Contracts” shall mean all Contracts other than Assumed Contracts. “Third Party Claim” shall have the meaning assigned thereto in Section 11.5(a).
“Third Party Leasing and Brokerage Agreements” shall have the meaning assigned thereto in Section 3.2(d).

“TI Job Under Construction” or “TI Jobs Under Construction” shall have the meaning assigned thereto in Section 14.31(a).

“Title Company” shall mean the Escrow Agent.

“Title Objection” shall have the meaning assigned thereto in Section 8.5.

“Title Policy” shall mean one or more (as applicable as the context may require) owner’s or leasehold policies of title insurance, as applicable, issued by the Title Company, with respect to each Property in the standard form (as applicable) used in the state in which such Property is located, insuring as of the Closing Date, in an amount equal to the Allocated Asset

Value for such Property, that the Buyer (or a Designated Subsidiary) owns fee simple title (or such other estate as may be applicable) to such Property free and clear of all liens and encumbrances other than the Permitted Exceptions, without standard exceptions for parties in possession except pursuant to written Leases (as Tenants only, with no rights to purchase, options, rights of first refusal or rights of first offer), mechanics’ liens, and matters of survey.
“Transfer Notice” shall have the meaning assigned thereto in Section 14.34. “Transferred Assets” shall mean, collectively, the Properties and the Asset-
Related Property.

“Vacant Land” shall mean the land parcels described on Schedule A attached hereto.

“Voluntary Title Exceptions” shall mean with respect to each Property (i) the lien of any mortgage affecting such Property, whenever created, and (ii) title exceptions affecting such Property that are knowingly and intentionally created by the Sellers or their Affiliates after the date of this Agreement; provided, however, that the term “Voluntary Title Exceptions” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exception created by a Tenant that is not otherwise prohibited by the applicable Lease for such Tenant thereunder; and (c) any title exceptions that are approved, waived or deemed to have been approved or waived by the Buyer pursuant to the terms of this Agreement or that are created in accordance with the provisions of this Agreement.

Article II
SALE, CONSIDERATION AND CLOSING

2.1    Sale of Transferred Assets.

(a)    Except as otherwise set forth in this Agreement, on the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from each of the Sellers, all of the Transferred Assets.

(b)    The transfer of the Properties to the Buyer shall include the transfer of all Asset-Related Property with respect to such Properties. For purposes of this Agreement, “Asset-Related Property” shall mean the following:

(i)    all of the relevant Seller’s right, title and interest in and to all easements, covenants and other rights appurtenant to the applicable Property, and all right, title and interest of the relevant Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the applicable Property and to the center line thereof;

(ii)    all of the relevant Seller’s right, title and interest in and to all Owners’ Association Documents and REAs;

(iii)    all personal property organized by Property on the attached Schedule 2.1(b)(iii) and furniture, fixtures, equipment, tools, supplies and other personal property (collectively, the “Personal Property”) (except items owned or leased by Tenants or which are leased by the relevant Seller) which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property;

(iv)    to the extent they may be transferred under Applicable Law and without cost to Seller (unless the Buyer agrees in writing to pay any such cost), all licenses, permits, consents, certificates, approvals, orders and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated;

(v)    to the extent assignable and without cost to Seller (unless the Buyer agrees in writing to pay any such cost), all warranties and guaranties issued to the relevant Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;

(vi)    to the extent assignable and without cost to Seller (unless the Buyer agrees in writing to pay any other cost), all other intangibles associated with the Properties, including goodwill, all logos, designs, trade names, building names, trademarks related to the Property and other general intangibles relating to the Property, all telephone exchange numbers specifically dedicated and identified with the Properties and any URL designations and domain names containing the name of any Property, but specifically excluding
(A) the names “Duke”, “Duke Realty” or derivatives therefrom or combinations thereof and (B) any logos or trademarks of Duke Realty;

(vii)    all Ground Leases, Leases and Assumed Contracts, and all security and escrow deposits held by the relevant Seller in connection with any such Lease or Assumed Contract;

(viii)    all books and records, tenant files, tenant lists and tenant marketing information relating to the Properties; and

(ix)    to the extent assignable, the plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Properties, each to the extent in the Sellers’ or a Sellers’ Affiliate’s possession (or reasonably obtainable by the Sellers without cost).

(c)	[Reserved]

(d)	[Reserved]

(e)    On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, and subject to the exclusions set forth in Section 2.1(f), as partial consideration for the Transferred Assets, the Buyer shall assume and thereafter timely pay, discharge and perform in accordance with their terms, the following, and only the following, liabilities of the Seller Parties, as the same shall exist from and after the Effective Time (collectively, the “Assumed Liabilities”):

(i)    all liabilities and obligations of the Seller Parties relating to or arising under or out of any of the Transferred Assets, including in respect of the Leases, Ground Leases, Owners’ Association and the Assumed Contracts, in each case to the extent such liabilities and obligations are attributable to any period from and after the Effective Time;

(ii)    all liabilities and obligations for Taxes with respect to any of the Transferred Assets attributable to any period from and after the Effective Time;

(iii)	all transfer taxes for which Buyer is liable pursuant to Section 9.1;

(iv)	[Reserved]; and

(v)    all other liabilities and obligations of the Seller Parties expressly transferred to or assumed by Buyer or its Affiliates pursuant to this Agreement or any Closing Document.

(f)    Notwithstanding anything to the contrary herein, it is expressly understood and agreed that Buyer shall not assume or have any responsibility for any liability of the Seller Parties not expressly assumed as an Assumed Liability, and, as between Buyer and the Seller Parties, the applicable Seller Party shall retain all liabilities of the Seller Parties other than the Assumed Liabilities, to the extent any such liabilities arise from the transactions contemplated by this Agreement or actions of Sellers prior to the Closing (collectively, the “Retained Liabilities”).

2.2	Gross Asset Value; Earnest Money.

(a)    The purchase price for the sale of the Transferred Assets and the assumption of the Assumed Liabilities shall be an amount in cash equal to the aggregate gross asset value (the “Gross Asset Value”) of the Transferred Assets of $62,529,531, as adjusted pursuant to the terms of this Agreement. The Gross Asset Value shall be adjusted to reflect net prorations and other adjustments provided for in this Agreement (as adjusted, the “Adjusted Gross Asset Value”). For purposes of this Agreement, the Adjusted Gross Asset Value shall be the aggregate “Cash Consideration Amount.” The Cash Consideration Amount to be paid by the Buyer to the Sellers shall be equal to the sum of the Allocated Asset Values in respect of the Transferred Assets to be purchased and sold at the Closing, as adjusted to reflect net proration and other adjustments provided for in this Agreement applicable to such Transferred Assets.

(b)	At the Closing:

(i)    the Buyer shall deliver the Cash Consideration Amount in respect of the Transferred Assets to be purchased and sold at the Closing, less the pro rata portion of the Earnest Money and any interest earned thereon (unless such Earnest Money is in the form of a letter of credit in which case the Earnest Money shall not be deducted and the Escrow Agent shall return the undrawn letter of credit to the Buyer and Buyer shall deliver to the Escrow Agent a Replacement Letter of Credit promptly upon the Closing), to the Sellers in immediately available funds by wire transfer to such account or accounts that the Sellers shall designate to the Buyer prior to the Closing;

(ii)    the Escrow Agent shall deliver the Earnest Money and any interest earned thereon (unless such Earnest Money is in the form of a letter of credit in which case the Escrow Agent shall return the undrawn letter of credit to the Buyer and Buyer shall deliver to the Escrow Agent a Replacement Letter of Credit promptly upon the Closing) to the Sellers to such account or accounts the Sellers shall designate to the Escrow Agent; and

(iii)	[Reserved].

(c)    No adjustment shall be made to the Gross Asset Value except as explicitly set forth in this Agreement.

2.3    Earnest Money. Within two (2) Business Days after the date of this Agreement, the Buyer shall deposit with Escrow Agent an aggregate amount under this Agreement and the Other PSAs equal to $150,000,000 (“Earnest Money”). The Earnest Money shall be in the form of either (a) immediately available funds by wire transfer to an account at the Escrow Agent’s office as Escrow Agent shall designate to the Buyer or (b) in the form of a letter of credit reasonably acceptable to Sellers and issued by such issuing bank as is reasonably approved by Sellers naming Duke Realty Limited Partnership as beneficiary and having a face amount equal to the Earnest Money. To the extent the Earnest Money is in the form of immediately available funds by wire transfer, upon delivery of such Earnest Money by the Buyer to Escrow Agent the Earnest Money will be deposited by Escrow Agent in an interest-bearing account with the Escrow Agent acceptable to the Buyer and the Sellers and shall be held in escrow in accordance with the provisions of Section 14.5. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with Section 2.2(b). At the Closing and each Other PSA Closing, a pro rata portion of the Earnest Money and any interest earned thereon shall be applied to the Cash Consideration Amount to be paid at the Closing pursuant to this Agreement and each Other PSA (unless such Earnest Money is in the form of a letter of credit in which case the Earnest Money shall not be so applied and the Escrow Agent shall return the undrawn letter of credit to the Buyer and Buyer shall deliver to the Escrow Agent a replacement letter of credit, in the same form and issued by the same issuing bank, having a face amount equal to the face amount of the last letter of credit so delivered less the applicable pro rata portion of the Earnest Money released at the Closing (“Replacement Letter of Credit”) promptly upon the Closing); provided, however, that in all events at least the greater of (x) $25,000,000 and (y) ten percent (10%) of the aggregate Allocated Asset Value of the sum of (A) the remaining “Deferred Assets” under the Master PSA and (B) the “Transferred

Assets” under this Agreement and each Other PSA, shall be reserved for application to the Cash Consideration Amount payable pursuant to this Agreement or each applicable Other PSA at the time of the final Serial Closing under the Master PSA (or the Closing or any Other PSA Closing if such closing hereunder or thereunder shall occur after the final Serial Closing); provided, further, that in all events five percent (5%) of the “Allocated Asset Value” (as such term is defined in the Master PSA) for the Baylor College Station MOB shall be reserved for application to the “Cash Consideration Amount” payable pursuant to the Master PSA at the time of the sale of such “Property” and the “Asset-Related Property” related thereto (as such terms are defined in the Master PSA) in accordance with Section 14.33 of the Master PSA.

2.4	The Closing.

(a)    The closing (the “Closing”) of the sale and purchase of the Transferred Assets and the assumption by the Buyer of the Assumed Liabilities shall take place (i) on the date that is five (5) Business Days after the satisfaction or written waiver (to the extent permitted by Applicable Law) of the conditions to Closing in accordance with Section 5.1 and Section 5.2 (other than those conditions to Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions to Closing at such time) in respect of Transferred Assets (under this Agreement and the Other PSAs) having an Allocated Asset Value of at least $1,400,000,000 in the aggregate under this Agreement and the Other PSAs, in the event the Closing hereunder will occur simultaneously with the Initial Closing under the Master PSA, (ii) on the date that is five (5) Business Days after the satisfaction or written waiver (to the extent permitted by Applicable Law) of the conditions to Closing in accordance with Section 5.1 and Section 5.2 (other than those conditions to Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions to Closing at such time) in respect of Transferred Assets (under this Agreement and the Other PSAs) having an Allocated Asset Value of at least $250,000,000 in the aggregate under this Agreement and the Other PSAs, in the event the Closing hereunder will occur (A) simultaneously with any Serial Closing under the Master PSA, (B) simultaneously with any Other PSA Closing, or (C) solely in respect of the Transferred Assets to be purchased and sold hereunder, or (iii) on such other date or such other time as the parties hereto may agree in writing; provided, however, that there shall be no more than four (4) closings in the aggregate under this Agreement and the Other PSAs, collectively. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each Closing Document, (i) all matters at the Closing and any applicable Other PSA Closing (to the extent occurring on the same date) will be considered to take place simultaneously and (ii) the Closing shall be deemed effective as of the Effective Time. For the avoidance of doubt, the purchase and sale of the Transferred Assets hereunder shall occur in a single Closing only.

2.5	[Reserved]

2.6    Allocated Asset Value. The Sellers and the Buyer hereby agree that the Gross Asset Value plus each of the “Gross Asset Values” (as defined in each of the Other PSAs) shall be allocated among the Transferred Assets and the Other PSA Assets as set forth on Schedule 2.6 attached hereto (as to each Transferred Asset and the Other PSA Assets (as applicable) the

“Allocated Asset Value”), for federal, state, local and foreign Tax purposes in accordance with applicable U.S. federal Tax laws and analogous provisions of state, local and foreign Tax laws. The Sellers and the Buyer shall file all Tax returns and related Tax documents consistent with such allocations, as such allocations may be reallocated pursuant to the provision of this Section
2.6 or otherwise adjusted by agreement of the parties hereto.

Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS

3.1    General Seller Representations and Warranties. Each Seller, for itself solely as it relates to such Seller’s Transferred Assets, hereby represents, warrants and covenants to the Buyer:

(a)    Formation; Existence. It is a limited partnership, general partnership, limited liability company or corporation, as applicable, duly formed, validly existing and in good standing (if applicable) under the laws of the State of its formation and authorized to do business in the state in which the applicable Properties owned by such Seller are located.

(b)    Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Seller is authorized to do business in, and is in good standing under, the state in which the Property such Seller owns or leases pursuant to Schedule A attached hereto is located. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)    No Consents. Except as set forth on Schedule 3.1(c) attached hereto, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by such Seller in connection with such Seller’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)    No Conflicts. Except as set forth on Schedule 3.1(d) attached hereto, the consummation of the transaction herein contemplated and the compliance by such Seller with the terms of this Agreement do not and will not (i) conflict with or result in any violation of such Seller’s organizational documents, (ii) conflict with or result in a breach of any of the terms and conditions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which such Seller is bound, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, law, or regulation applicable to such Seller or such Seller’s Transferred Assets, except in the case of clause (ii) or (iii) for any conflict or violation that will not adversely affect such Seller’s ability to consummate the transaction contemplated by this Agreement.

(e)    Taxes. Such Seller has duly and timely filed, or has had filed on its behalf, all Tax returns required to be filed with respect to the Transferred Assets (taking into account requests for extensions to file such Tax returns) on or before the date of this Agreement. All material amounts of Taxes owed by such Seller as shown on such Tax returns have either been paid or adequate provision therefor has been made. There are no proposed, pending, or active Tax audits or examinations with respect to the Transferred Assets. Such Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(f)	Anti-Terrorism.

(i)    Neither such Seller nor, to Sellers’ Knowledge, its Affiliates, is in violation of any Applicable Laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)    Neither such Seller nor, to Sellers’ Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State or other U.S. government agencies, all as may be amended from time to time.

(iii)	Neither such Seller nor, to Sellers’ Knowledge, its Affiliates
(A)conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in clause (ii) above,
(B)deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)    Such Seller understands and acknowledges that such Seller or its Affiliates may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may be required for compliance with such anti-money laundering regulations for the purpose of: (A) carrying out due diligence as may be required by Applicable Law to establish such Seller’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to such Seller.

(v)    Neither such Seller, nor any person controlling or controlled by such Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

3.2    Representations and Warranties of the Sellers as to the Transferred Assets. Each Seller, for itself solely as it relates to such Seller’s Transferred Assets, hereby represents, warrants and covenants to the Buyer:

(a)    Ownership of Property. Other than this Agreement, and the options to purchase referenced in Section 14.28(x), such Seller has not entered into an agreement to sell any of such Seller’s Transferred Assets (other than in respect of a transfer to a single purpose entity that is directly or indirectly wholly owned by a Seller or one of its Affiliates as permitted by Section 14.7). Such Seller has, or will have as of the Closing, good, marketable and indefeasible title to such Seller’s Transferred Assets, subject to the Permitted Exceptions.

(b)    Material Contracts. All Material Contracts affecting such Seller’s Transferred Assets are set forth by Property on Schedule 3.2(b) attached hereto and the same have not been amended, supplemented or otherwise modified, except as set forth on
Schedule 3.2(b) attached hereto. Such Material Contracts contain the entire agreement between such Seller and the contract vendors, licensors and lessors named therein. Each of the Material Contracts is in full force and effect, and such Seller has not given or received any written notice of any breach or default under any Material Contract which has not been cured, or with respect to which the relevant right or obligation has not been waived. Such Seller is not in default of any of its obligations under such Material Contracts and, to Sellers’ Knowledge, the applicable contract vendors, licensors and lessor named therein are not in default of their respective obligations under the applicable Material Contracts. Such Seller has delivered or made available to the Buyer true and complete copies of all of such Material Contracts.

(c)    Leases. Such Seller has made available to the Buyer the leases, licenses and occupancy agreements (including all amendments, modifications and supplements thereto) with respect to the Properties as described on Schedule 3.2(c) attached hereto. There are no leases, subleases, licenses or other occupancy agreements to which such Seller is a party for all or any portion of such Seller’s Property, other than the Leases set forth on Schedule 3.2(c) attached hereto. Such Leases (i) have not been amended, supplemented or otherwise modified except as disclosed in the documents referenced on Schedule 3.2(c) attached hereto or stated on Schedule 3.2(n) attached hereto, and (ii) contain the entire agreement between the relevant landlord and the applicable tenant named therein with respect to the applicable leasehold interest. Except as set forth in the Delinquency Report, to Sellers’ Knowledge as of the date of this

Agreement, Fixed Rent and Additional Rent are currently being collected under such Leases without offset, counterclaim or deduction. Such Seller has made available to the Buyer true and complete copies of the Leases, as applicable. Except as set forth on Schedule 3.2(c)(i) attached hereto, all tenant improvements and other construction work to be performed by such Seller under such Leases have been completed. There are no tenant inducement costs with respect to the Leases of such Seller’s Transferred Assets or any renewal thereof except as may be set forth in the Leases. No party has any purchase option, right of first refusal, right of first offer, right of reverter or similar right under such Leases (collectively, “Lease Options”), except those Tenants relating to the Lease Options referenced in Section 14.28 below, relating to the purchase of all or a portion of such Seller’s Property and listed on Schedule B attached hereto. Except as set forth on Schedule 3.2(c)(ii) attached hereto or in the Delinquency Report, as of the date of this Agreement, (i) such Seller has not received any written notice from any tenant under a Lease claiming landlord is in default in its obligations as landlord under such Lease and (ii) to Sellers’ Knowledge, there exists no default by any tenant under any such Lease. Such Seller has not received any Lease Termination Payments as of the date hereof, except as set forth on Schedule 3.2(c)(iii) attached hereto.

(d)    Brokerage Commissions. There are no brokerage commissions, tenant inducement costs or finders’ fees payable by such Seller with respect to the current term of the Leases or the Ground Leases, other than those set forth on Schedule 3.2(d) attached hereto. Such Seller does not have any agreement with any Affiliate broker which will survive the Closing Date with respect to the current term or any renewal, extended or amended term, except as set forth on Schedule 3.2(d) attached hereto (the “Affiliate Leasing and Brokerage Agreements”) and such Seller does not have any agreement with any third party broker with respect to the current term or any renewal, extended or amended term, except as set forth on Schedule 3.2(d) attached hereto (the “Third Party Leasing and Brokerage Agreements”).

(e)    Casualty; Condemnation. There is no unrepaired casualty damage to any of such Seller’s Properties and there is no pending condemnation or similar proceedings or written notices thereof affecting any Property, and, to Sellers’ Knowledge, no action is threatened or contemplated except as set forth on Schedule 3.2(e) attached hereto.

(f)    Litigation. There are no actions, suits or proceedings pending against or, to Sellers’ Knowledge, threatened against such Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency which, if adversely determined, would materially adversely affect (i) such Sellers’ ability to consummate the transactions contemplated by this Agreement, (ii) the ownership of any Transferred Asset or (iii) the operation of a Property, except in each case as set forth on Schedule 3.2(f) attached hereto.

(g)    Owners’ Associations. To Sellers’ Knowledge, such Seller has made available to the Buyer true and complete owners’ association documents and all by-laws in connection with the foregoing, relating to such Seller’s Properties, to the extent the same are in such Seller’s possession (collectively, the “Owners’ Association Documents”). Such Seller has not received any written notice that it is in default of any monetary or other payment amounts owed by such Seller with respect to any Owners’ Associations, and to such Sellers’ Knowledge, it is not in default thereunder. Other than as provided in the Owners’ Association Documents or as provided in this Agreement, such Seller has no other obligations relating to the Owners’ Associations.

(h)    Ground Leases. Such Seller has made available to the Buyer true and complete copies of the Ground Leases (including all amendments, modifications and supplements thereto) with respect to such Seller’s Properties as described on Schedule 3.2(h) attached hereto. There are no Ground Leases to which such Seller is a party for all or any portion of such Seller’s Properties, other than the Ground Leases set forth on Schedule 3.2(h) attached hereto. Such Ground Leases (i) have not been amended, supplemented or otherwise modified except as disclosed in the documents referenced on Schedule 3.2(h) attached hereto or stated on Schedule 3.2(n) attached hereto, and (ii) contain the entire agreement between the relevant Ground Lessor and the ground lessee named therein with respect to the applicable leasehold interest. Except as set forth in the Delinquency Report, to Sellers’ Knowledge as of the date of this Agreement, rent is currently being paid under such Ground Leases without offset, counterclaim or deduction. Except as set forth on Schedule 3.2(h)(i) attached hereto, all ground lease improvements and other construction work to be performed by such Seller under such Ground Leases have been completed. No Person has any Lease Options except those Ground Lessors relating to the Lease Options referenced in Section 14.28 below, relating to the purchase of all or a portion of such Seller’s Property and listed on Schedule B attached hereto. Except as set forth on Schedule 3.2(h)(ii) attached hereto or in the Delinquency Report, as of the date of this Agreement, to Sellers’ Knowledge, there exists no default by any Ground Lessor under any such Ground Lease.

(i)    Ownership of the Personal Property. Such Seller has good and valid title to the Personal Property, which in each case shall be free and clear of all Liens as of the Closing Date, other than Liens that would not materially impair the current use or value of such Personal Property for its intended purpose. Such Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any of the Personal Property.

(j)    Compliance with Law. Such Seller has not received any written notice of a material violation of any Applicable Law with respect to the Transferred Assets, including any applicable fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes with respect to such Seller’s Property, which has not been cured or dismissed or would impact the Buyer’s use of the Property except for those set forth on Schedule 3.2(j) attached hereto; provided, however, that nothing in this Section 3.2(j) shall limit the right of the Buyer to object to any matter or issue set forth on such Schedule 3.2(j) pursuant to Article VIII of this Agreement.

(k)    Environmental Matters. Except as (i) contained in any environmental assessment report made available by Sellers to the Buyer prior to the date of this Agreement, (ii) expressly disclosed in writing by Sellers to the Buyer prior to the date of this Agreement, or (iii) as contained in any report prepared by the Buyer’s environmental engineers or consultants, such Seller, to Sellers’ Knowledge, has not received any written notice from any Governmental Authority or other Person of any Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to such Seller’s Property and, to Sellers’ Knowledge and except as contained in any environmental assessment report, such Seller’s Property is not in material violation of any Environmental Laws.

(l)    Bankruptcy. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to such Seller or such Seller’s Property is pending, or, to Sellers’ Knowledge, is being threatened against such Seller by any Person.

(m)    Security Deposits. Attached hereto as Schedule 3.2(m) is a true and complete list of the security deposits (whether in the form of cash, letter of credit or otherwise) under the Leases being held by the Sellers, organized by Property and by Tenant.

(n)    Delinquency Report. Attached hereto as Schedule 3.2(n) is a true and complete report setting forth as of the date of this Agreement, all arrearages in excess of thirty
(30) days under the Leases. Sellers shall provide an update of Schedule 3.2(n) at and as of the Closing.

(o)    Insurance. Such Seller’s insurance policies (including such Seller’s casualty insurance and lost rent insurance) covering such Seller’s Property, are in full force and effect, all premiums due with respect thereto have been paid and no written notice of cancellation has been received with respect thereto.

(p)    Unpaid Claims. As of the date of this Agreement, there are no unpaid bills, claims or Liens in connection with any construction or repair of such Seller’s Property except for those that are not yet due and payable, or are due and payable but not yet delinquent, or that are being contested in good faith by appropriate proceedings or as otherwise described on Schedule 3.2(p) attached hereto.

(q)    Permits. To Sellers’ Knowledge, such Seller has all material licenses, permits (including building permits and occupancy permits), easements and rights-of-way that are required by Applicable Law to be obtained by such Seller in order to continue the present use and occupancy of such Seller’s Property in all material respect in substantially the same manner.

3.3    Operations Prior to Closing. From the date hereof until Closing, each of the Sellers shall:

(a)    Insurance. Keep such Seller’s Transferred Assets insured against fire and other hazards, and public liability insurance with respect to damage or injury to persons or property occurring on such Seller’s Property, as covered by the insurance policies maintained by such Seller on the date of this Agreement and as required by any Lease or Ground Lease.

(b)    Operation. Operate and maintain such Seller’s Property, and perform all maintenance and repair, in a businesslike manner and in accordance with such Seller’s past practices with respect to such Seller’s Property, but subject to normal wear and tear.

(c)    New Contracts. Not enter into any new contracts relating to such Seller’s Transferred Assets, nor amend, supplement, terminate or otherwise modify any Contract (except as set forth in Section 3.3(g)), without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s reasonable discretion unless (i) such contract contains a thirty (30) day termination provision and provides for total payments which are in no event greater than $50,000, or (ii) is necessary to preserve the safety of the Tenants or the Property; provided that in the case of clause (ii), (A) such new contract is entered into at no cost to the Buyer and (B) such Seller shall provide the Buyer with prompt written notice of any such contract, along with a copy thereof, which such notice shall in no event be more than two (2) days after such new contract has been executed by all parties thereto. Notwithstanding anything to the contrary in this Section 3.3(c) attached hereto, in no event shall such Seller enter in any leasing or brokerage agreement without the Buyer’s prior written consent, which consent may be granted or withheld in the Buyer’s reasonable discretion. If such Seller enters into any contract after the date of this Agreement with the approval of the Buyer or as permitted in clause (i) through (ii) above, then such new contract shall be included in the definition of “Contract” and added to Schedule 3.2(b) attached hereto, and, provided that Buyer elects in writing to assume such contract, shall be included in the definition of “Assumed Contracts” and added to
Schedule C attached hereto. If the Buyer does not reject or approve a contract or Contract amendment within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such new contract or Contract amendment; provided that such notice includes specific reference to this Section 3.3(c) and the deemed approval provision hereof.

(d)    New Leases. Continue its present rental program and efforts at such Seller’s Property to rent vacant space in accordance with past practices; provided that, without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s sole discretion, such Seller shall not (i) execute any new lease, license or other occupancy agreement, (ii) amend, supplement, terminate, accept the surrender of, renew or otherwise modify any existing Lease, (iii) approve any assignment or sublease of any existing Lease, or
(iv) waive any right or obligation thereunder; provided, however, that, in the case of any amendment, supplement, termination, surrender, renewal or modification of any existing Lease as set forth in clause (ii) above, if such existing Lease expressly and specifically sets forth the terms of any such amendment, supplement, termination, surrender, renewal or modification and requires the landlord under the Lease to acknowledge or counter-sign the same, in which case, the Buyer’s consent shall not be required, but Seller shall provide the Buyer with written notice of (and to the extent such amendment, supplement or modification modifies the rental terms of such Lease which rental amount is not specifically stated in such Lease, the Buyer shall have an opportunity to review and comment upon) such amendment, supplement, termination, surrender, renewal or modification at least five (5) Business Days prior to the date of execution. If such Seller enters into any new lease, license or other occupancy agreement, or renews any existing Lease (each such new lease, license, occupancy agreement and renewal, a “New Lease”) after the date hereof in accordance with the terms of this Section 3.2(d), then each such lease, license, occupancy agreement and renewal shall be included in the definition of “Leases” herein and added to Schedule 3.2(c) attached hereto, shall be assigned to and assumed by the Buyer at the Closing in accordance with this Agreement. If the Buyer does not reject or approve a new lease, license, occupancy agreement, renewal or a Lease amendment within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such new lease, license, occupancy agreement, renewal or Lease amendment; provided that such notice includes specific reference to this Section 3.3(d) and the deemed approval provision hereof.

(e)    Litigation; Violations. Advise the Buyer promptly of any receipt of written notice of any, or material updates in respect of pending, litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects any of such Seller’s Property or such Seller’s ability to consummate the transaction, in whole or in part, as contemplated by this Agreement. Such Seller shall deliver to the Buyer, promptly after receipt thereof, copies of any written notices of violations or other notices regarding any of such Seller’s Property received by such Seller. Such Seller may not settle any claim or compromise any litigation or proceeding affecting any Transferred Asset without the prior approval of the Buyer, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any such settlement shall not have any material adverse effect upon (i) such Seller’s ability to consummate the transactions contemplated by this Agreement, (ii) such Seller’s ownership of any Transferred Asset or any Property or (iii) the operation or value of any of such Seller’s Transferred Assets.

(f)    Performance. Perform, or cause their agents to perform, in all material respects, all obligations of landlord under the Leases, and lessee under the Ground Leases, and of each Seller’s or its Affiliate’s obligations under the Contracts.

(g)	Management, Leasing Agreements and Contracts.

(i)    Terminate, in accordance with their respective terms, the Terminated Contracts, all management agreements and, to the extent the same relate to such Seller’s Properties, unless otherwise provided in Section 3.3(g)(ii) below, the Leasing and Brokerage Agreements affecting such Seller’s Property to which such Seller or its Affiliate is party, at or prior to the Closing. Subject to Sections 3.3(g)(ii) and (iii) below, all leasing and brokerage fees, termination fees and any other costs and expenses relating to such Leasing and Brokerage Agreements and any related terminations shall be the responsibility solely of such Seller, and the Buyer shall have no responsibility or liability therefor. Unless otherwise provided in Section 3.3(g)(iii) below, such Seller shall not assign to and the Buyer shall not assume, any Terminated Contracts or any management agreements or the Leasing and Brokerage Agreements. Such Seller shall cause any asset manager or leasing agent to vacate any office at such Seller’s Property on or prior to Closing.

(ii)    Notwithstanding anything to the contrary herein, and in connection with the Leasing and Brokerage Agreements, on or prior to a date that is fifteen (15) days prior to the Closing Date, the Buyer and Sellers shall mutually agree on a list of any prospective tenants with whom Sellers, Sellers’ Affiliates or Sellers’ employees or a third party broker was Actively Negotiating pursuant to a Leasing and Brokerage Agreement (as hereinafter defined) as of the date of such expiration or notice of termination. If, within sixty (60) days after the Closing Date, a New Lease is entered into with any prospective tenant identified on the list as set forth above, then the Buyer shall pay Sellers (to the extent such Leasing and Brokerage Agreement is with any Seller) or reimburse the Sellers (to the extent such Leasing and Brokerage Agreement is with Sellers’ Affiliates, Sellers’ employees or any other third party that any Seller has engaged) for any leasing commission owed to the applicable Seller, Seller’s Affiliate, Seller’s employee or third party relating to such transaction calculated in accordance with the terms of the applicable Leasing and Brokerage Agreement, and such payment to be made by the Buyer at such time as the applicable third party broker is entitled to payment for the applicable leasing commission.
After the Closing Date, Sellers, Sellers’ Affiliates and Sellers’ employees shall not, and shall cause any third party broker which is representing any Seller to not, commence or continue negotiations for any lease arrangements without first obtaining the prior written consent of the Buyer. For the purpose of this Section 3.3(g)(ii), the term “Actively Negotiating” shall mean either that (i) a Seller, Seller’s Affiliate, Seller’s employee or a third party broker shall have submitted a written, bona-fide offer to the prospective tenant or such tenant’s broker which, has been accepted or responded to by a written counter-offer, the terms of which counter-offer are then being negotiated, or (ii) a Seller, Seller’s Affiliate, Seller’s employee or a third party broker with the prospective tenant’s authorization, shall have submitted to the Buyer a written, bona- fide offer by such tenant or such tenant’s broker which has been accepted or responded to by a written counter-offer submitted by such Seller, Seller’s Affiliate or Seller’s employee, on behalf of the Buyer or its applicable Designated Subsidiary, and the terms of which counter-offer are then being negotiated. Notwithstanding anything to the contrary in this Section 3.3(g), in accordance with Section 10.7, if the Closing occurs, the Buyer shall be responsible for and shall reimburse Sellers for the payment of brokerage fees and commissions payable pursuant to a Leasing and Brokerage Agreement entered into in connection with those certain Leases executed and delivered in accordance herewith between the date hereof and the Closing Date, which such Leases are set forth on Schedule 3.3(g)(ii) attached hereto.

(iii)    In addition to the reimbursement of Sellers for the leasing commissions set forth in Section 3.3(g)(ii), the Buyer agrees to assume the applicable Seller’s obligations under those Third Party Leasing and Brokerage Agreements existing as of the date hereof solely to the extent such third-party unaffiliated broker is entitled to, and is identified by the applicable Tenant as being entitled to, a leasing commission under such Third Party Leasing and Brokerage Agreement with respect to a renewal, extension or expansion of the applicable Lease subject to such Third Party Leasing and Brokerage Agreement which is exercised from and after the date hereof. For the avoidance of doubt, except as specifically set forth in this Section 3.3(g)(iii), the Buyer is not assuming any Leasing and Brokerage Agreements.

(h)    New Financing. Not create, incur or suffer to exist any deed of trust, mortgage, lien, pledge or other encumbrance in any way affecting any portion of such Seller’s Property, other than the Permitted Exceptions, without the prior written consent of the Buyer.

(i)    Taxes, Charges, etc. Continue to pay or cause to be paid all Taxes, water and sewer charges, utilities and obligations under the Contracts when due.

(j)    Transfers. Not transfer, sell or otherwise dispose of such Seller’s Property, or any item of such Seller’s Personal Property, or any interest in any of the foregoing, in each case, except as expressly permitted in accordance with Section 14.7, without the prior written consent of the Buyer, except for the use and consumption of inventory and other supplies, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business and except for any ROFO Asset being purchased by a ROFO Party and any ROFR Asset being purchased by a ROFR Party.

(k)    Zoning. Except in connection with an Asset Under Development, not initiate or consent to any material zoning reclassification of any Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Property without the Buyer’s prior written consent, which consent may be granted or withheld in the Buyer’s sole discretion.

(l)    Information; Additional Rights. Subject to the applicable limitations set forth in this Agreement, until the Closing or earlier termination of this Agreement, allow the Buyer to:

(i)    review and approve annual budgets, development plans, if any, and leasing plans with respect to the Properties and to offer input and suggestions relating to the foregoing; provided that such rights will not require the Sellers to operate the Properties in a substantially different manner than the current operations of the Properties nor obligate the Sellers to make or incur any capital expenditures at the Properties;

(ii)    generally discuss and consult (including calling meetings) with, and provide advice with respect to, material matters relating to the Properties with representatives of the Sellers designated by Sellers and the right to submit business proposals or suggestions to such parties;

(iii)    receive financial statements, operating reports, delinquency reports, leasing pipeline reports, budgets or other financial reports relating to the Properties which are prepared by or for the Sellers in the ordinary course of business;

(iv)    request such other additional information relating to the Properties at reasonable times and intervals in light of the Sellers’ normal business operations concerning the general status of the financial condition and operations of the Properties, but only to the extent such information is reasonably available to the Sellers and in a form consistent with the manner in which the Sellers then maintain such information; and

(v)    review and approve the settlement of any tenant audit disputes the settlement of which may alter or affect “base year” amounts payable by Tenants under Leases.

(m)    ROFR Waivers. No later than ten (10) Business Days following the date hereof, distribute the request for the waivers and acknowledgements in respect of any applicable ROFR Asset to the applicable ROFR Asset Tenant or Ground Lessor pursuant to the applicable ROFR Asset Lease, and concurrently provide copies thereof to the Buyer.

(n)	[Reserved]

(o)    Notices. Provide the Buyer with copies of (i) any default letters sent by or at the direction of such Seller or any Affiliate thereof to or received by any such Seller (or Affiliates thereof) from Tenants or with respect to any Ground Lease, (ii) correspondence received by any such Seller (or Affiliate thereof) from a Tenant that it is discontinuing operations at such Seller’s Property or seeking to re-negotiate or amend its Lease, (iii) any material correspondence to or from any Ground Lessor, (iv) notices of bankruptcy filings received by any such Seller (or Affiliate thereof) with respect to any Tenant or any Ground Lessor, and (v) any default letters or other notices or correspondence that could reasonably be expected to pertain to this transaction or this Agreement.

3.4	Tenant Estoppels.

(a)    Each Seller shall prepare and deliver to each Tenant at such Seller’s Property an estoppel certificate in the form of Exhibit A attached hereto (the “Tenant Estoppel”) and request each such Tenant to execute and deliver the Tenant Estoppel to such Seller. Each Seller shall use commercially reasonable efforts to obtain the prompt return of the executed Tenant Estoppels in substantially the same form as Exhibit A attached hereto from each Tenant at such Seller’s Property prior to the Closing, without the obligation to make any payments or grant any concessions under the Leases. If a Tenant returns an executed Tenant Estoppel (or Lease Required Estoppel or Statement of Lease as defined below) to such Seller, such Seller shall promptly deliver to the Buyer, or make available on Seller’s transaction website, a copy of such executed Tenant Estoppel (or Lease Required Estoppel or Statement of Lease, if applicable) following such Seller’s receipt of such Tenant Estoppel (or Lease Required Estoppel or Statement of Lease, if applicable).

(b)    In the event that the Closing hereunder shall occur simultaneously with the Initial Closing, it shall be a condition to the Buyer’s obligation to close the sale and purchase of the Transferred Assets that, on or before the Initial Closing Date, the Sellers deliver to the Buyer from Tenants (other than the GSA and the Tenants of the properties associated with the LLC Interests and the Partnership Interests (as each such term is defined in the Master PSA), unless the applicable joint venture partner elects to sell all of its interest in the applicable joint venture entity and separate agreements for the sale of such properties to the Buyer are entered into as contemplated in Section 3.9(a)(y) and Section 3.9(b)(y), respectively, of the Master PSA) whose Leases comprise at least seventy-five percent (75%) of remaining base rental income over the lease term as of the date of this Agreement as determined in accordance with the schedule delivered by the Sellers to the Buyer prior to the date hereof, signed tenant estoppel certificates that are substantially in the form of either (i) the Tenant Estoppel or (ii) except with respect to ROFO Documents and ROFR Documents (for which Tenant Estoppels, and not Lease Required

Estoppels, shall be required), with respect to those Leases that contain a required form of specific estoppel that is attached as an exhibit to such Lease, the form of estoppel attached to such Lease (each, a “Lease Required Estoppel”); provided, however, that Buyer may, in its sole discretion, in order to accommodate Serial Closings pursuant to the Master PSA, waive the requirement set forth in this Section 3.4(b), which shall also constitute a waiver of such corresponding requirement in each Other PSA (and in such event, Seller shall be under no obligation to provide a Sellers’ Estoppel Certificate). For purposes of this Section 3.4(b) only, the terms “Tenants” and “Leases” shall refer to the Tenants and the Leases in respect of the Properties to be purchased and sold pursuant to this Agreement and the “Tenants” and “Leases” (as each such term is defined in each of the Other PSAs) in respect of the “Properties” (as such term is defined in each of the Other PSAs) to be purchased and sold pursuant to each Other PSA, collectively.
No Tenant Estoppel or Lease Required Estoppel shall be dated earlier than forty-five (45) days prior to the Initial Closing Date and no such estoppel shall allege any material defaults by the Sellers (except to the extent any such default has been disclosed in writing by the Sellers to the Buyer as of the date of this Agreement) or accrued and outstanding offsets or defenses under the relevant Lease or contain any materially adverse deviations between (A) the information specified in said Tenant Estoppel or Lease Required Estoppel, as applicable, and (B) (x) the representations and warranties of the Sellers set forth in this Agreement or (y) the Leases to which such Tenant Estoppel or Lease Required Estoppel, as applicable, relate. Notwithstanding anything to the contrary in this Section 3.4, Sellers shall also use commercially reasonable efforts to obtain a Statement of Lease from the GSA with respect to each Lease to which the GSA is a party. The Buyer shall cooperate with the Sellers to obtain (i) any novation of the applicable Lease with the GSA that may be required by the GSA in order to assign the applicable Lease to the Buyer or its applicable Designated Subsidiary and (ii) any Statement of Lease. In the event the GSA requires any Seller to remain liable under the applicable Lease with the GSA after the Closing Date, the Buyer hereby agrees to indemnify and hold harmless each such Seller against any Losses (as defined below) arising out of such Lease after the Closing Date except to the extent such Losses are the result of any action taken by any such Seller or its Affiliates with respect to such Leases with the GSA.

(c)    In the event that the Closing hereunder shall occur simultaneously with the Initial Closing, if the Sellers fail to deliver the Tenant Estoppels (or Lease Required Estoppel, as applicable) as required above by the Initial Closing Date and the Buyer has not otherwise waived such requirement in order to accommodate Serial Closings pursuant to the Master PSA, each of the Buyer and the Sellers shall have the right, but not the obligation, to adjourn the Closing on one or more occasions by providing written notice thereof to the other for a period of up to forty- five (45) days in order for the Sellers to continue efforts to obtain such Tenant Estoppels (or Lease Required Estoppels, as applicable), in which case, the Closing shall occur within five (5) Business Days after the Sellers’ delivery of all required Tenant Estoppels (or Lease Required Estoppels, as applicable).

(d)    Notwithstanding anything contained in this Agreement to the contrary, but subject to the proviso in Section 3.4(b), in the event that the Closing hereunder shall occur simultaneously with the Initial Closing, if, as of the Initial Closing Date, Sellers are able to obtain Tenant Estoppels (or Lease Required Estoppels, as applicable) from Tenants whose Leases comprise at least sixty percent (60%) of remaining base rental income over the lease term as of the date of this Agreement as determined in accordance with the schedule delivered by the Sellers to the Buyer prior to the date hereof, but is unable to obtain Tenant Estoppels (or Lease Required Estoppels, as applicable) from Tenants whose Leases comprise at least seventy-five percent (75%) of remaining base rental income over the lease term as of the date of this Agreement as determined in accordance with the schedule delivered by the Sellers to the Buyer prior to the date hereof, Sellers shall have the right (but not the obligation) to deliver to the Buyer on the Initial Closing Date a certificate in the form of Exhibit B attached hereto (a “Sellers’ Estoppel Certificate”), executed by Sellers, with respect to the required amount of Leases in order to satisfy the Tenant Estoppel (or Lease Required Estoppels, as applicable) delivery requirements set forth in Section 3.4(b)(i) and (ii), and in such event, Sellers shall be deemed to have satisfied the condition under Sections 3.4(b)(i) and (ii). In addition, Sellers shall be released from any liability with respect to such Sellers’ Estoppel Certificate upon the earlier of (A) the date of delivery to the Buyer of a Tenant Estoppel (or Lease Required Estoppels, as applicable) executed by the Tenant for which Sellers have delivered such Sellers’ Estoppel Certificate or (B) the date that is one (1) year after the Initial Closing Date.

3.5	Owners’ Associations and REAs.

(a)    Sellers shall not initiate, approve or consent to any agreement or waiver or the execution of any document or instrument that would be considered an Owners’ Association Document, including any agreement, waiver, document or instrument that would (i) increase or modify in any way the obligations of Sellers relating to the Properties being acquired at Closing,
(ii) result in the creation of a new Owners’ Association, or (iii) amend, modify, extend, surrender, terminate or renew any Owners’ Association Document, without the prior written consent of the Buyer, which consent may be withheld in the Buyer’s sole discretion. If the Buyer does not reject or approve the execution of any document or instrument referred to in this Section 3.5 within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such document or instrument.

(b)    Sellers shall use their commercially reasonable efforts to assist the Buyer in obtaining estoppel certificates from each Owners’ Association relating to a Property and such other acknowledgments, documents and instruments the Buyer may reasonably require from such Owners’ Association in connection with the transactions contemplated by this Agreement and any Buyer’s related financing, including, (i) executing or facilitating the execution of any documents or instruments required under the Owners’ Association Documents in connection with the transfer of the Properties to the Buyer, (ii) causing any officer or director of any Owners’ Association or related board that is a representative of the Sellers or the Property, if any, to resign his or her position as an officer or director, (iii) executing or facilitating any documents or instruments required under the Owners’ Association Documents in order to assign to Buyer (or its designee) all of a Seller’s (or any of its Affiliate’s) interest as developer, declarant or other similar entity, if any, under the Owners’ Association Documents and (iv) facilitating the appointment of the Buyer’s and its Affiliates’ representatives as replacement officers or directors to the extent permitted under the applicable Owners’ Association Documents.

(c)    Sellers shall use their commercially reasonable efforts to assist the Buyer in obtaining estoppel certificates from the applicable parties under each REA and such other acknowledgments, documents and instruments the Buyer may reasonably require from such parties to such REA in connection with the transactions contemplated by this Agreement and any Buyer related financing, including (i) executing or facilitating the execution of any documents or instruments required under the REAs in connection with the transfer of the Properties to the Buyer, and (ii) executing or facilitating any documents or instruments required under the REAs in order to assign all of a Seller’s (or any of its Affiliate’s) interest as developer, declarant or other similar entity, if any.

3.6	Ground Lessor Estoppel.

(a)    Each Seller, as applicable, shall prepare and deliver to each Ground Lessor an estoppel certificate in the form of Exhibit C attached hereto (the “Ground Lessor Estoppel”) and request each such Ground Lessor to execute and deliver the Ground Lessor Estoppel to such Seller. Each Seller shall use commercially reasonable efforts to obtain the prompt return of the executed Ground Lessor Estoppels in substantially the same form as Exhibit C attached hereto from each Ground Lessor, without the obligation to make any payments or grant any concessions under the Ground Leases. If a Ground Lessor returns an executed Ground Lessor Estoppel to such Seller (or objects thereto), such Seller shall promptly deliver to the Buyer, or make available on such Seller’s transaction website, a copy of such executed Ground Lessor Estoppel following such Seller’s receipt of such Ground Lessor Estoppel.

(b)    In the event that the Closing hereunder shall occur simultaneously with the Initial Closing, it shall be a condition to the Buyer’s obligation to close the sale and purchase of the Transferred Assets that, on or before the Initial Closing Date, the Sellers deliver to the Buyer Ground Lessor Estoppels from at least ninety percent (90%) in the aggregate of the Ground Lessors under the Ground Leases (it being understood and agreed that for purpose of this Section 3.6(b) only, the terms “Ground Lessors” and “Ground Leases” shall refer to the Ground Lessors and the Ground Leases in respect of the Ground Leased Properties to be purchased and sold pursuant to this Agreement and the “Ground Lessors” and “Ground Leases” (as each such term is defined in each of the Other PSAs) in respect of the “Ground Leased Properties” (as such term is defined in each of the Other PSAs) to be purchased and sold pursuant to each Other PSA, collectively); provided, however, that Buyer may, in its sole discretion, in order to accommodate Serial Closings pursuant to the Master PSA, waive the requirement set forth in this Section 3.6(b), which shall also constitute of waiver of such corresponding requirement in each Other PSA. If the Sellers fail to deliver to the Buyer Ground Lessor Estoppels from at least ninety percent (90%) in the aggregate of the Ground Lessors under the Ground Leases by the Initial Closing Date and the Buyer has not otherwise waived such requirement in order to accommodate Serial Closings pursuant to the Master PSA, each of the Buyer and the Sellers shall have the right, but not the obligation, to adjourn the Closing on one or more occasions by providing written notice thereof to the other for a period of up to forty-five (45) days in order for the

Sellers to continue efforts to obtain Ground Lessor Estoppels from at least ninety percent (90%) of Ground Lessors under the Ground Leases, in which case, the Closing shall occur within five
(5)Business Days after the Sellers’ delivery of the Ground Lessor Estoppels as required pursuant to this Section 3.6(b).

3.7    Florida Tax Liability; Compliance Certificate; Indemnity. Within five (5) Business Days from the date hereof, for any Seller entity owning Properties in Florida who is transferring more than fifty percent (50%) of its assets to the Buyer pursuant to this Agreement, each applicable Seller shall request and shall use good faith diligent efforts to obtain a certificate of compliance issued by the Florida Department of Revenue and addressed to the Buyer showing that such Seller has not received a notice of audit, that such Seller has filed all required Tax returns and has paid all Tax arising from the operation of the business in accordance with Section 213.758, Florida Statutes. In connection therewith, each applicable Seller shall promptly furnish to the Buyer any certificate or statement received by such Seller from the Florida Department of Revenue. In the event that, prior to Closing, any applicable Seller receives and/or furnishes a certificate or statement from the Florida Department of Revenue stating that any amount is assessed but unpaid, the Buyer may withhold from the Gross Asset Value an amount equal to the amounts so stated. Until such time as each applicable Seller has delivered a certificate or statement from the Florida Department of Revenue, showing that the applicable Seller has not received a notice of audit and such Seller has filed all required Tax returns and has paid all Tax arising from the operation of the business identified on the returns filed, the Sellers hereby agree to indemnify, defend and hold the Buyer harmless from and against any and all liabilities, claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) which may arise out of any Seller’s failure to pay any Tax, penalty or interest assessed against such Seller for which the Buyer is liable pursuant to Section 213.758, Florida Statutes. The provisions of this Section 3.7 shall survive all Closings hereunder.

Article IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

4.1    Representations and Warranties of the Buyer. The Buyer hereby represents, warrants and covenants to the Sellers:

(a)    Formation; Existence. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Buyer, or its applicable Designated Subsidiary, is qualified to do business in the states where the Properties acquired by Buyer or such Designated Subsidiary are located.

(b)    Power; Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Transferred Assets and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)    No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)    No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Transferred Assets, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)	Anti-Terrorism.

(i)    Neither the Buyer nor, to Buyer’s knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.

(ii)    Neither the Buyer nor, to Buyer’s knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State or other U.S. government agencies, all as may be amended from time to time.

(iii)	Neither the Buyer nor, to Buyer’s knowledge, its Affiliates
(A)    conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and
Anti-Terrorism Laws.

(iv)    The Buyer understands and acknowledges that the Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may be required for compliance with such anti- money laundering regulations, for the purpose of: (A) carrying out due diligence as may be required by Applicable Law to establish the Buyer’s identity and source of funds;
(B)    maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer.

(v)    Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

Article V
CONDITIONS PRECEDENT TO CLOSING

5.1    Conditions Precedent to Sellers’ Obligations. The obligation of the Sellers to consummate the transfer of the Transferred Assets to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

(a)    Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, such representations and warranties shall be true and correct in all respects as of such specific date), except for breaches or inaccuracies that would not reasonably be expected to have a material adverse effect on the Buyer or impair or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement or the Closing Documents or otherwise perform its obligations under this Agreement or the Closing Documents;

(b)    The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing.

(c)    The Sellers shall have received all of the applicable documents required to be delivered by the Buyer under Article VI;

(d)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the transfer of the Transferred Assets or the consummation of any other transaction contemplated hereby; and

(e)    No action, suit or other proceeding shall have been commenced against Buyer or any Seller that would reasonably be expected to prevent the Closing.

5.2    Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to purchase and pay for the Transferred Assets is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a)    Each of the representations and warranties made by each Seller in this Agreement shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, such representations and warranties shall be true and correct in all respects as of such specific date), except for breaches or inaccuracies that would not reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Transferred Assets, taken as a whole, or impair or delay the ability of the Sellers to consummate the transactions contemplated by this Agreement or the Closing Documents or otherwise perform their respective obligations under this Agreement or the Closing Documents;

(b)    Each Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by such Seller on or before the Closing;

(c)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the transfer of the Transferred Assets or the consummation of any other transaction contemplated hereby;

(d)    No action, suit or other proceeding shall have been commenced against the Buyer or any Seller that would reasonably be expected to prevent the Closing;

(e)    Title to the applicable Properties to be purchased and sold at the Closing shall be delivered to the Buyer in the manner required under Section 8.1;

(f)    The Buyer shall have received all of the applicable documents required to be delivered by the Sellers under Article VI;

(g)    The Buyer shall have received the Tenant Estoppels (or Lease Required Estoppels, as applicable) and/or Sellers’ Estoppel Certificates required pursuant to Section 3.4 (except to the extent such requirement has been waived by the Buyer in order to accommodate Serial Closings pursuant to the Master PSA);

(h)    The Title Company shall be prepared, and irrevocably committed, to issue each applicable Title Policy; and

(i)    The Buyer shall have received the Ground Lessor Estoppels required pursuant to Section 3.7 (except to the extent such requirement has been waived by the Buyer in order to accommodate Serial Closings pursuant to the Master PSA).

5.3    Frustration of Closing Conditions. Neither the Sellers nor the Buyer may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or to use commercially reasonable efforts to cause the applicable conditions to Closing of the other party to be satisfied.

5.4    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article V that was not satisfied as of the Closing shall be deemed to have been waived as of the Closing for the applicable Transferred Asset.

Article VI CLOSING DELIVERIES

6.1    Buyer Deliveries.

(a)	[Reserved]

(b)	The Buyer shall deliver the following documents at the Closing:

(i)    the Cash Consideration Amount in accordance with Section 2.2 and all other amounts due to the Sellers hereunder;

(ii)    a duly executed and sworn Officer’s Certificate from the Buyer certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(iii)    an executed Incumbency Certificate from the Buyer certifying the authority of the officers or authorized signatories of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Sellers at the Closing;

(iv)	with respect to each Property:

(A)    an assignment and assumption of landlord’s interest in the Leases (an “Assignment of Leases”), duly executed by the Buyer, in substantially the form of Exhibit D attached hereto;

(B)    an assignment and assumption of the Assumed Contracts (an “Assignment of Contracts”), duly executed by the Buyer, in substantially the form of Exhibit E hereto;

(C)    a notice letter to each Tenant (the “Tenant Notices”), duly executed by the Buyer, in the form of Exhibit F attached hereto;

(D)    an association assignment and assumption agreement with respect to any Owners’ Association, as applicable, in a form reasonably acceptable to Sellers and Buyer (“Association Assignment”);

(E)    a notice letter to each lessor under a Ground Lease, duly executed by the Buyer, in the form of Exhibit G attached hereto (“Ground Lessor Notices”); and

(F)    for each Ground Leased Property, an assignment and assumption of lessee’s interest in the respective Ground Lease (an “Assignment of Ground Leases”), duly executed by the Buyer, in substantially the form of Exhibit H hereto;

(v)    a closing statement in respect of the Transferred Assets to be purchased and sold at the Closing, prepared and approved by the Sellers and the Buyer, consistent with the terms of this Agreement and duly executed by the Buyer (the “Closing Statement”);

(vi)    such other customary assignments, instruments of transfer, and other documents as the Sellers may reasonably require in order to complete the transactions contemplated hereunder;

(vii)	a closing certificate in the form of Exhibit I attached hereto;

(viii)    all transfer Tax returns, to the extent required by law and the regulations issued pursuant thereto, in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the relevant Sellers and duly executed by the Buyer; and

(ix)    such other documents as reasonably requested by the Seller or the Escrow Agent to consummate the Closing;

(x)	[Reserved];

(xi)	[Reserved]; and

(xii)	[Reserved].

6.2	Sellers Deliveries.

(a)	[Reserved]

(b)	The Sellers shall deliver the following documents at the Closing:

(i)    a duly executed Secretary’s Certificate from each Seller (or the general partner or managing member of such Seller, where appropriate) certifying that such Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(ii)    an executed Incumbency Certificate from each Seller (or the general partner or managing member of such Seller, where appropriate) certifying the authority of the officers of such Seller (or the general partner or managing member of such Seller, where appropriate) to execute this Agreement and the other documents delivered by such Seller to the Buyer at the Closing;

(iii)    with respect to each Property that is not a Ground Leased Property, a special/limited warranty deed (a “Deed”) in substantially the form of Exhibit K attached hereto, duly executed by the relevant Seller, which deed, upon proper recording by the Buyer, shall be sufficient to transfer and convey to the Buyer (or a Designated Subsidiary) all of the relevant Seller’s rights in the Property subject only to the Permitted Exceptions with reference to such Property;

(iv)    with respect to each Ground Leased Property, an improvements only deed as required by Applicable Law (an “Improvement Deed”) in substantially the form of Exhibit L attached hereto, duly executed by the relevant Seller, which Improvement Deed, upon proper recording by the Buyer, shall be sufficient to transfer and convey to the Buyer (or a Designated Subsidiary) all of the relevant Seller’s rights in the improvements on the Ground Leased Property subject only to the Permitted Exceptions with reference to such Ground Leased Property;

(v)	with respect to each Property:

(A)    an Assignment of Leases, duly executed by the relevant Seller, together with the original Leases;

(B)    a bill of sale (a “Bill of Sale”), duly executed by the relevant Seller, in substantially the form of Exhibit M attached hereto, relating to all fixtures, chattels, equipment and articles of personal property owned by the relevant Seller which as of the Closing Date are located upon or attached to the Property;

(C)	an Assignment of Contracts, duly executed by the relevant
Seller;

(D)	an assignment of all warranties, permits, licenses and other
Asset-Related Property in the form of Exhibit N attached hereto (an “Assignment of Asset-Related Property”);

(E)    an Association Assignment, duly executed by the relevant Seller, together with evidence of the resignation, with effect as of the applicable Closing, of all of Sellers’ employees and/or Affiliates from all offices or directorships (or similar roles) arising under any Owners’ Association or Owners’ Association Documents;

(F)    the Tenant Notices and Ground Lessor Notices, duly executed by the relevant Seller;

(G)    all keys to each Property which are in the Sellers’ possession shall be transferred at a mutually agreed upon location;

(H)    all security deposits and letters of credit as provided in Section 10.2(a) hereof; and

(I)    for each Ground Leased Property, an Assignment of Ground Leases, duly executed by the relevant Seller;

(vi)	the Closing Statement, duly executed by the Sellers;

(vii)    such other assignments, instruments of transfer, and other documents as the Buyer or Escrow Agent may reasonably require in order to complete the transactions contemplated hereunder;

(viii)	a closing certificate in the form of Exhibit O attached hereto;

(ix)    all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by the relevant Seller;

(x)    with respect to the Properties located in North Carolina, a form 1099-NRS (Non-Resident Seller), executed by the relevant Seller;

(xi)    an affidavit that the relevant Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit P attached hereto;

(xii)    a title affidavit in the form of Exhibit Q attached hereto, duly executed by Seller; and

(xiii)    a broker’s lien affidavit in the form of Exhibit R attached hereto, duly executed by each applicable broker;

(c)	[Reserved];

(d)	[Reserved]; and

(e)	[Reserved].

6.3    Assignment of Certain Transferred Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, sell, convey, sublicense or transfer any Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party (including any Governmental Authority), would constitute a breach of, or other contravention under, any Transferred Asset or a violation of Applicable Law, be ineffective with respect to any party thereto or in any way adversely affect the rights of any Seller or any Affiliate of the Sellers or of the Buyer thereunder. With respect to any such Transferred Asset (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the Sellers shall use commercially reasonable efforts (and the Buyer shall assist the Sellers upon reasonable request, at the Sellers’ cost) to obtain any and all required consents for the assignment, partial assignment, transfer or sublicense of such Transferred Asset to the Buyer, or written confirmation from such parties reasonably satisfactory in form and substance to the Sellers and the Buyer confirming that such consent is not required. Neither Sellers nor the Buyer shall be required to make any payment of money or other transfer of value to any third party. If a required consent is not obtained prior to the Closing with respect to any such Transferred Asset, the Sellers (assisted by the Buyer upon reasonable request) will (and will cause their applicable Affiliates to) continue (for a period not to exceed six (6) months) to use commercially reasonable efforts to obtain such consent as promptly as practicable after the Closing. Except as otherwise provided in this Agreement, until such time as all such consents have been obtained, the Sellers and the Buyer will (and will cause their applicable Affiliates to) cooperate to enter into a lawful and reasonable arrangement under which the Sellers shall use commercially reasonable efforts to provide the Buyer, at no cost to the Sellers or the Buyer, with the economic benefits of such Transferred Asset by enforcing such Transferred Asset (solely at the Buyer’s direction) for the benefit and at the expense of the Buyer (and the Buyer shall assume the obligations of the applicable Seller under, and bear the economic burdens associated with, such Transferred Asset that are attributable to any period from and after the Effective Time and indemnify the Sellers in connection therewith). The Sellers shall have no obligations under this Section 6.3 after the date that is six (6) months following the Closing Date.

Article VII
INSPECTION

7.1    General Right of Inspection. Subject to the Leases, Ground Leases, any restrictions of record and Applicable Laws, the Buyer and its agents shall have the right, prior to the Closing, at reasonable times agreed upon by the Sellers and Buyer after reasonable prior notice to the Sellers (which such reasonable notice shall include verbal notice given by the Buyer to the Sellers not less than twenty-four (24) hours prior to such inspection), to inspect each Property during business hours on Business Days (which, for the avoidance of doubt, does not include sampling, testing or any other intrusive indoor or outdoor investigation of air, surface water, groundwater or soil) and to further examine all applicable records and documents relating to the Property; and to further confirm certain title matters; provided that the Buyer shall not be entitled to perform physical building inspections in respect of the Properties. The Seller has made available to Buyer physical inspection reports and environmental Phase I reports for each Property. The applicable Seller agrees to make available those employees listed on Schedule 7.1 attached hereto to assist the Buyer with such inspections and the Buyer shall have the right to contact and interview such employees, or any other employees the applicable Seller permits the Buyer to contact, with respect to the Properties (collectively, the “Designated Employees”). The Buyer shall give the applicable Seller or its Designated Employees the right to accompany the Buyer or its agents during any such inspections; provided, however, that the Buyer shall be permitted, with the applicable Seller’s consent (not to be unreasonably withheld, conditioned or delayed) to undertake inspections of a Property during business hours on Business Days if the applicable Seller is unable to be present for such inspections or tests. Such inspection shall not unreasonably impede the normal day-to-day business operation of such Property, and the Buyer shall maintain confidentiality to the extent set forth in this Agreement. The Buyer hereby indemnifies and agrees to defend and hold the Sellers and Sellers’ Related Entities harmless from all loss, cost (including reasonable attorneys’ fees), claim or damage arising out of (i) the entry on the Property by or any action of, any person or firm entering the Property on the Buyer’s behalf as aforesaid, (ii) any breach by the Buyer of its obligations under this Section 7.1 attached hereto, or (iii) any Liens caused by or on behalf of Buyer, which indemnity shall survive all Closings hereunder. The Buyer shall deliver to the Sellers a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000 in a form reasonably acceptable to the Sellers, covering any activity, accident or damage arising in connection with the Buyer or agents of the Buyer on the Property, and naming the Sellers, as an additional insured. The provisions of this Section 7.1 shall survive all Closings hereunder.

7.2	Document Inspection; Contracts.

(a)    Buyer and Sellers acknowledge that the Buyer is being given an opportunity to review and inspect the documents provided or made available by Sellers or obtained by the Buyer. Except as otherwise expressly provided in this Agreement or in any Closing Document, or except as set forth in any Exhibit or Schedule attached hereto, Sellers make no representation or warranty as to the truth, accuracy or completeness of such documents or any other studies, documents, reports or other information provided to the Buyer by the Sellers.

(b)    Subject to Section 14.31(a), on or prior to the Closing Date, the Buyer shall notify Sellers as to which Contracts the Buyer will assume (such Contracts, together with new Contracts entered into pursuant to Section 3.3(c) with the Buyer’s prior written consent, the “Assumed Contracts”), and the list of such Assumed Contracts shall be added to Schedule C attached hereto on or prior to the Closing Date. All Contracts other than Assumed Contracts shall constitute “Terminated Contracts” and shall be the liability solely of the Seller. The

Assumed Contracts shall be assigned to the Buyer at the Closing pursuant to the Assignment of Contracts.

7.3    Confidentiality. The Buyer and its representatives shall hold in confidence all data and information relating to the Transferred Assets, the Sellers or their businesses, whether obtained before or after the execution and delivery of this Agreement pursuant to the Confidentiality Agreement, which is incorporated herein and which the Buyer hereby reaffirms. Notwithstanding anything to the contrary contained in this Agreement, in the event of a breach or threatened breach by the Buyer or its representatives of this Section 7.3, the Seller shall be entitled to all remedies set forth in the Confidentiality Agreement. The provisions of this Section 7.3 shall survive any termination of this Agreement.

7.4    Examination. In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any Seller, any partner of any Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent any Seller, with respect to the Transferred Assets or any other matter affecting or relating to the transactions contemplated hereby, other than those representations, warranties or statements expressly set forth in this Agreement and the Closing Documents. The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement and the Closing Documents, no Seller makes any representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Transferred Assets, including any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, Tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance with governmental laws, the truth, accuracy or completeness of documents or any other information provided by or on behalf of Sellers to the Buyer, or any other matter or thing regarding the Transferred Assets. The Buyer represents to Sellers that the Buyer has conducted such investigations of the Transferred Assets, including but not limited to, the physical and environmental conditions of the Properties, as the Buyer deems necessary to satisfy itself as to the condition of the Transferred Assets and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon the same and not upon any information provided by or on behalf of Sellers or their agents or employees with respect thereto, other than such representations, warranties and covenants of Sellers as are expressly set forth in this Agreement or the Closing Documents. Subject to the express representations of Sellers herein and in the Closing Documents and the provisions set forth herein and contained in the Closing Documents, upon the Closing, the Buyer shall assume the risk that adverse matters, including, but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by the Buyer’s investigations, and the Buyer, upon Closing, shall be deemed to have waived, relinquished and released Sellers and Sellers’ Related Entities from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which the Buyer or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other person or entity acting on the Buyer’s behalf or otherwise related to or affiliated with the Buyer might have asserted or alleged against Sellers and/or Sellers’ Related Entities at any time by reason of or arising out of any latent or patent construction defects, physical conditions (including environmental conditions), the Leases and the Tenants, violations of any Applicable Laws (including any Environmental Laws) or any and all other acts, omissions, events, circumstances or matters regarding the Transferred Assets (including the Transferred Assets).
Except as expressly set forth herein or in the Closing Documents, the Buyer shall not look to Sellers or any of Sellers’ Related Entities in connection with the foregoing for any redress or relief. The foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. THE BUYER AGREES THAT THE TRANSFERRED ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE TRANSFERRED ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY), WHETHER EXPRESS OR IMPLIED OR
ARISING BY OPERATION OF LAW, other than representations, warranties and statements of the Sellers expressly set forth in this Agreement and in the Closing Documents.

7.5    Effect and Survival of Disclaimer and Release. The Sellers and the Buyer acknowledge that the compensation to be paid to Sellers for the Transferred Assets reflects that the Transferred Assets are being sold subject to the provisions of Section 7.4, and Sellers and the Buyer agree that the provisions of Section 7.4 shall survive all Closings hereunder indefinitely.

Article VIII
TITLE AND PERMITTED EXCEPTIONS

8.1    Permitted Exceptions. Except as otherwise provided in this Article VIII, the Sellers shall sell and convey title to each Property subject only to the Permitted Exceptions with respect to such Property.

8.2	Title Report.

(a)    As of the date of this Agreement, the Buyer has delivered to Sellers a notice with respect to the Properties specifying all title exceptions set forth in the applicable title commitment, matters disclosed in the survey or objections to building code or zoning violations set forth in any zoning report or otherwise that constitute (i) Material Title Exceptions, (ii) Voluntary Title Exceptions, or (iii) Monetary Title Exceptions.

(b)    With respect to a Property, to the extent of any updates to the applicable title commitment, survey or zoning report that are made following the date of this Agreement, the Buyer shall give notice to Seller specifying all title exceptions set forth in such updated title commitment, matters disclosed in the updated survey or objections to building code or zoning violations set forth in any updated zoning report or otherwise (i) which the Buyer claims are not

Permitted Exceptions and (i) to which the Buyer objects, not less than fifteen (15) Business Days prior to the Closing Date (each such notice provided pursuant to Section 8.2(a) or this Section 8.2(b), an “Objection Notice”).

8.3    Use of Cash Consideration Amount to Discharge Title Exceptions. If, at the Closing, there are any title exceptions applicable to a Property which are not Permitted Exceptions and to which the Buyer objects for such Property and which the Sellers are obligated by this Agreement or elect to pay and discharge, then the Sellers may use any portion of the Cash Consideration Amount to satisfy the same; provided that the Sellers shall have delivered to the Buyer at the Closing instruments in recordable form sufficient to satisfy such title exceptions of record, together with the cost of any applicable recording or filing fees or such other evidence the Title Company shall deem necessary for the Title Company to remove such exception from the Title Policy. The Buyer, if request is made within a reasonable time prior to the Closing, agrees to provide at the Closing separate certified or cashier’s checks as requested to facilitate the satisfaction of any such title exceptions. The existence of any such liens or encumbrances shall not be deemed objections to title if the Sellers shall comply with the foregoing requirements.

8.4    Inability to Convey. Except as expressly set forth in Section 8.6, nothing contained in this Agreement shall be deemed to require the Sellers to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Sellers, at law or in equity, for the Sellers’ inability to convey title to the Properties subject only to the Permitted Exceptions.

8.5    Rights in Respect of Inability to Convey. In the event that the Buyer delivers an Objection Notice to the Sellers as set forth in Section 8.2 and such title exception constitutes a Material Title Exception, the Sellers shall have the right, at the Sellers’ sole election, to either
(a)    take such action as the Sellers shall deem advisable to discharge each such Material Title Exception specified in the Objection Notice (each such exception, a “Title Objection”) or
(b)    decline to take such action to discharge each Title Objection. The Sellers shall, within seven (7) Business Days after receipt of any Objection Notice, deliver a response to the Buyer specifying all Title Objections which the Sellers shall attempt to cure or discharge or elect not to cure or discharge. If the Sellers shall fail to respond to any Objection Notice within seven (7) Business Days after receipt of such Objection Notice, then the Sellers shall be deemed to have declined to take any action to discharge such Title Objections. The Buyer shall have the right at any time to waive any objections that it may have made. In the event (a) the Sellers shall decline to take action (or shall be deemed to have declined to take action) to discharge such Title Objection or (b) the Sellers fail to discharge each Title Objection prior to the Closing Date, the Buyer shall have the right, at its sole election, by written notice to the Sellers at least five (5) Business Days prior to the Closing Date, either to (i) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, without any reduction in the Gross Asset Value or (ii) exclude the applicable Property or Properties so impacted by a Title Objection from this transaction. If Buyer fails to so give the Sellers notice of its election within the timeframe required therefor, Buyer shall be deemed to have elected the option contained in subpart (i) above. To the extent one or more Properties are excluded from this transaction pursuant to this Section 8.5, such affected Property and the Asset-Related Property related thereto shall constitute “Excluded Assets” for purposes of this Agreement. The provisions of this Section 8.5 shall be subject to the Sellers’ and the Buyer’s rights and obligations with respect to Voluntary Title Exceptions and Monetary Title Exceptions as set forth in Section 8.6. Buyer’s right to exclude any Property pursuant to the provisions of this Section 8.5 and Section 8.6 shall be subject to Section 13.3.

8.6    Voluntary Title Exceptions; Monetary Title Exceptions. In the event that the Buyer delivers an Objection Notice to the Sellers as set forth in Section 8.2 and such title exception constitutes a Voluntary Title Exception or Monetary Title Exception then the Sellers shall be obligated to discharge all such Voluntary Title Exceptions and Monetary Title Exceptions on or prior to the Closing Date; provided, however, that the maximum amount which the Sellers shall be required to expend in the aggregate (under this Agreement and under Section 8.6 of each of the Other PSAs, combined) in connection with the removal of Monetary Title Exceptions (which are not Voluntary Title Exceptions) shall be $5,000,000. In the event the Buyer notifies the Sellers of one or more Monetary Title Exceptions (which are not Voluntary Title Exceptions), which individually or in the aggregate would require the Sellers to expend more than $5,000,000 (under this Agreement and under Section 8.6 of each of the Other PSAs, combined) to remove, then the Sellers shall not be required to cause such Monetary Title Exception(s) to be removed and the Buyer may elect to (i) accept title to the Properties subject to such Monetary Title Exception(s) at the Closing, at which time the Buyer shall receive a credit against the Gross Asset Value in the amount of $5,000,000 (in the aggregate, without duplication under the Other PSAs), or (ii) exclude the applicable Property or Properties so impacted by such Voluntary Title Exception or Monetary Title Exception from this transaction. To the extent one or more Properties are excluded from this transaction pursuant to the immediately preceding sentence, such affected Property and the Asset-Related Property related thereto in this Agreement shall constitute “Excluded Assets” for purposes of this Agreement.

8.7    Buyer’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article VIII, the Buyer may, by notice given to the Sellers at any time prior to the Closing Date, elect to accept such title as the Sellers can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to the Closing, but the Buyer shall not be entitled to any abatement of the Gross Asset Value, any credit or allowance of any kind or any claim or right of action against the Sellers for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions.

8.8    Cooperation. The Buyer and the Sellers shall reasonably cooperate with the Title Company (at no cost to Buyer) in connection with obtaining title insurance insuring title to each Property subject only to the relevant Permitted Exceptions. In furtherance and not in limitation of the foregoing, at or prior to the Closing, the Buyer and the Sellers shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of owner’s policies of title insurance, including (i) evidence sufficient to establish (x) the legal existence of the Buyer and the Sellers and (y) the authority of the respective signatories of the Sellers and the Buyer to bind the Sellers and the Buyer, as the case may be, (ii) a certificate of good standing, or a certificate of existence, as applicable, of each Seller, (iii) if applicable, a partnership affidavit pursuant to Section 689.045, of the Florida Statutes, and (iv) a title affidavit in the form of Exhibit Q with such other reasonable additions thereto as may be reasonably and customarily requested by the Title Company.

Article IX TRANSACTION COSTS; RISK OF LOSS

9.1    Transaction Costs. The Sellers shall pay for (x) all standard owner’s title insurance premiums for the title policies for the Properties and (y) the initial survey costs for the Properties. Buyer shall pay for (a) all real property transfer taxes, deed stamps, conveyance taxes, documentary stamp taxes and other Taxes or charges, in each case payable as a result of the transactions contemplated herein or the conveyance of a Property to the Buyer pursuant to this Agreement, (b) the property inspection reports and environmental Phase I reports provided by the Sellers to the Buyer, (c) the lender’s title insurance premiums and any endorsements, (d) Deed recordation fees, and (e) recording charges and mortgage taxes applicable to any third- party financing obtained by Buyer. In addition to the foregoing and their respective apportionment obligations hereunder, (i) the Sellers and the Buyer shall each be responsible for
(A)    the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Transferred Assets and (B) one-half of the fees and expenses of the Escrow Agent, (ii) the Buyer shall be responsible for all costs and expenses associated with the Buyer’s due diligence and (iii) the Sellers shall be responsible for any costs (including third-party lender costs) associated with obtaining payoffs or substitutions of any debt encumbering the Properties. Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned Taxes, fees or other charges for which it has assumed responsibility under this Section 9.1. This indemnity shall survive all Closings hereunder.

9.2	Risk of Loss.

(a)    If, on or before the Closing Date, any “material portion” of a Property shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer in writing. The Buyer shall be bound to purchase the affected Properties for the Allocated Asset Value in respect of such Properties (after taking into account the adjustments for net prorations and other adjustments provided for in this Agreement) as required by the terms hereof without regard to the occurrence or effect of any such casualty or condemnation.

(b)    With respect to any casualty or condemnation affecting a “material portion” of a Property after the date of this Agreement, (A) the Sellers will credit against the

Cash Consideration Amount payable by the Buyer at the Closing an amount equal to the sum of
(x)the net proceeds, if any, received by the Sellers from such casualty or condemnation and (y) the applicable deductible, if any, with respect to such casualty, or (B) Sellers will, at the Closing, assign to the Buyer all rights of the Sellers, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(c)    If, on or before the Closing Date, any portion of a Property that is not a “material portion” of such Property shall be (i) damaged or destroyed by fire or other casualty or
(ii) taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer thereof in writing and, except with respect to damage or destruction that has been fully repaired and restored as of the Closing Date, (A) the Sellers will credit against the Cash Consideration Amount payable by the Buyer at the Closing an amount equal to the sum of (x) the net proceeds, if any, received by the Sellers from such casualty or condemnation and
(y)the applicable deductible, if any, with respect to such casualty, or (B) Sellers will, at the Closing, assign to the Buyer all rights of the Sellers, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(d)    For purposes of this Section 9.2, a “material portion” with respect to an individual Property shall mean any portion which materially and adversely affects access to any Property, otherwise materially and adversely impacts the operation of the Property, or which the cost to repair or restore will be equal to or in excess of the lesser of (i) fifty percent (50%) of the Allocated Asset Value of such Property or (ii) $10,000,000.

Article X ADJUSTMENTS PROPOSED

The prorations and payments provided for in this Article X shall be made at the Closing on a cash basis and set forth on the Closing Statement, which shall be prepared by Sellers and submitted to the Buyer for its review and approval at least three (3) Business Days prior to the Closing. The following shall be prorated between the Sellers and the Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period) and shall be added to (if such net amount is in the Sellers’ favor) or deducted from (if such net amount is in the Buyer’s favor) the Gross Asset Value at the Closing, with the Buyer being deemed to be the owner of the Property starting at 12:00 A.M. on the Closing Date (the “Effective Time”) and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to the Closing Date:

10.1    Taxes. All real estate taxes affecting the Property (including all certified, confirmed or ratified liens for governmental improvements or special assessments imposed by any taxing authority which affect the Property as of the Closing Date) (collectively, “Real Estate Tax”) shall be prorated between the Buyer and the Sellers on a Cash Basis, assuming payment of such Real Estate Tax would occur on the latest possible due date prior to delinquency pursuant to Applicable Law. As of the Closing Date, if the Real Estate Tax bill is not available for the year of the Closing, the proration of Real Estate Tax shall be based upon the most recently issued Real Estate Tax bill. Promptly after the new Real Estate Tax bill is issued, the Real Estate Tax shall be reprorated pursuant to Section 10.11 below, and any discrepancy resulting from such reproration and any errors shall be promptly corrected by the parties. Buyer and Sellers acknowledge that the Real Estate Tax for North Carolina shall be prorated on a calendar year basis, whether or not same are due and payable prior to the Closing and regardless of the fiscal year of the taxing authority, and if the rate of any such Real Estate Tax is not fixed prior to the date of the Closing, the adjustment and proration thereof at the Closing shall be upon the basis of the rate for the bill issued in the preceding calendar year applied to the latest assessed valuation, and the same shall be appropriately and promptly adjusted, if necessary, between Sellers and Buyer when the rate is fixed for the calendar year during which the Closing occurs.
Notwithstanding the foregoing, if Tenants pay Real Estate Tax directly to the taxing authority, the portion of the Real Estate Tax paid directly by the Tenant to the taxing authority shall not be prorated. The Buyer shall pay all Real Estate Tax due and payable after the Closing and reconciliations with Tenants shall be responsibility of the Buyer post-Closing pursuant to Section
10.2    and Section 10.11 below. Except in connection with a reproration of Real Estate Tax applicable to the period for which Real Estate Tax is prorated pursuant hereto, in no event shall Sellers be charged with or be responsible for any increase in the Real Estate Tax on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. As used herein, the term “Cash Basis” shall refer to proration of Real Estate Tax based on the tax bills that have been or will be issued during the year of the Closing, regardless of when such Real Estate Tax accrued or the assessment period of the Real Estate Tax.

(a)    Prepaid Tax. If any portion of any assessments against the Property other than Real Estate Tax that are paid by the Sellers with respect to the Property at or prior to the Closing determined on a cash (rather than accrual) basis, relate to any time including or after the Closing Date, the Buyer shall pay to the Sellers at the Closing the amount of such other assessments paid prorated for the number of days, from, including and after the Closing.

(b)    Installments. To the extent that Real Estate Tax includes special assessments or installments of special assessments, for the purpose of this Section 10.1 Sellers’ prorated portion of such assessments shall be determined assuming payment over the longest period of time permitted by the applicable taxing authorities.

10.2    Fixed Rents, Additional Rents and Security Deposits.

(a)    All fixed rents (“Fixed Rents”) and Additional Rents (as hereinafter defined and together with the Fixed Rents, collectively, the “Rents”) under the Leases, security deposits (except as hereinafter provided) and other tenant charges shall be prorated on a cash basis. The Sellers shall deliver or provide a credit in an amount equal to all prepaid Rents for periods from, including and after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing in accordance with the terms of the applicable Leases) to the Buyer on the Closing Date. The Sellers shall also transfer to the Buyer any security deposits that are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable, at the Buyer’s cost (including the Buyer’s payment of any third party transfer fees and expenses); if any of the SD Letters of Credit are not transferable, the Sellers shall request the tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of the Buyer in replacement thereof and in the event such a new letter of credit is not issued in favor of the Buyer by the Closing, the Buyer shall pursue such replacement after the Closing and the Sellers shall take all reasonable action, as directed by the Buyer and at the Sellers’ expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable Lease. Rents that are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date. Any Rents collected by the Buyer or the Sellers after the Closing from any Tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such Tenant for the month in which the Closing occurs (which shall include the reimbursement to the Seller thereof, net of collection costs), (ii) second, in payment of current rentals at the time of receipt, (iii) third, to delinquent rentals, if any, which became due after the Closing, and (iv) then to delinquent rentals, if any, which became due and payable prior to the Closing (which shall include the reimbursement to the Seller thereof, net of collection costs); provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided. The Buyer shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount. For the purposes of this Agreement, the term “Additional Rent(s)” shall mean amounts payable under any Lease for (i) the payment of additional rent based upon a percentage of the Tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), (ii) so- called common area maintenance or “CAM” charges, and (iii) so called “escalation rent” or additional rent based upon such tenant’s allocable share of insurance, real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise.

(b)    Additional Rent shall be determined in accordance with the Leases, including any Lease provisions that provide for the adjustment of Additional Rent based on occupancy changes (i.e., “gross-up” provisions). In addition, to the extent that a Lease provides for base year amounts or “stops” for operating expenses or Taxes, such base year and “stop” amounts shall be prorated in determining Additional Rent with respect to such Lease. The relevant Seller’s “share” of Additional Rent for the calendar year in which Closing occurs (the “Closing Year”) shall be determined in accordance with Section 10.2(c) hereof. Notwithstanding the foregoing, there shall be no proration of any such Additional Rent that is delinquent as of Closing. The Buyer shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount.

(c)    In order to enable the Buyer to make any year-end reconciliations of Tenant reimbursements of Additional Rent for the Closing Year after the end thereof, the Sellers shall determine in accordance with Section 10.2(b) hereof the Additional Rent actually paid or incurred, or to be paid or incurred, by each Seller for the portion of the Closing Year during which such Seller owned the applicable Property (the portion of such Additional Rent corresponding to each such Seller’s period of ownership, the “Sellers’ Actual Reimbursable Tenant Expenses”) and the Tenant reimbursements for such Additional Rent actually paid or to be paid by Tenants for the Closing Year during which each such Seller owned the applicable Property (the portion of such reimbursements for Additional Rent corresponding to such Seller’s period of ownership, the “Sellers’ Actual Tenant Reimbursements”). On or before the date that is sixty (60) days after the Closing Date, Sellers shall deliver to the Buyer a reconciliation statement (“Sellers’ Reconciliation Statement”) with all supporting tenant calculations, electronic workbooks and any other relevant or related support documentation setting forth (i) Sellers’ Actual Reimbursable Tenant Expenses, (ii) Sellers’ Actual Tenant Reimbursements, and (iii) a calculation of the difference between the two (i.e., establishing that the Sellers’ Actual Reimbursable Tenant Expenses were either more or less than the Sellers’ Actual Tenant Reimbursements). Any amount due Sellers pursuant to the foregoing calculation (in the event the Sellers’ Actual Tenant Reimbursements are less than the Sellers’ Actual Reimbursable Tenant Expenses) shall be remitted to the Sellers promptly upon receipt by the Buyer of such amounts from the applicable Tenant. In the event the Sellers’ Actual Tenant Reimbursements as disclosed on the Sellers’ Reconciliation Statement are more than the Sellers’ Actual Reimbursable Tenant Expenses, then the Sellers shall pay such amounts to the Buyer within thirty (30) days after delivery of the Sellers’ Reconciliation Statement to the Buyer and, upon receipt of such payment, the Buyer shall be responsible for the refund to Tenants of any overpayments in accordance with their Leases.

(d)    The Sellers and the Buyer acknowledge that payments by Tenants of Additional Rent may be subject to audit by Tenants in accordance with the terms of their Leases (“Tenant Audits”). With respect to any Tenant Audit pending as of the Closing Date or initiated within a permissible audit term under the applicable Lease and applicable, in whole or in part to the Sellers’ period of ownership, the Sellers agree that (i) the Sellers shall reasonably cooperate with the Buyer in responding to information requests made in connection therewith, and (ii) the Sellers shall be responsible for the defense and payment of any claim resulting therefrom and based upon claimed overpayments received by the Sellers. The Sellers’ obligations under this Section 10.2(d) shall not be subject to the time limitations set forth in Section 10.11(b) or Section 10.11(c) hereof.

10.3    Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by Tenants of the Property pursuant to such Tenants’ Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Property, the Sellers agree that they shall at the Closing furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills.

10.4    Utility Charges. Gas, steam, electricity and other public utility charges (other than any such charges which are payable by Tenants of the Property pursuant to such Tenants’ Leases, for which no adjustment will be made) will be paid by the Sellers to the utility company prior to the Closing Date and by the Buyer from and after the Closing Date. The Sellers shall use commercially reasonable efforts to arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing, except meters the charges of which are payable by Tenants of the Property pursuant to such Tenants’ Leases directly to such utility company. The Sellers and the Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of the Sellers’ responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of the Buyer’s responsibilities therefor from and after the Closing. The Buyer shall arrange for such service to be placed in the Buyer’s name after Closing. If a bill is obtained from any such utility company as of the Closing, the Sellers shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, the Sellers shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Sellers as of the Closing.

10.5    Contracts. Charges and payments under all Assumed Contracts shall be prorated on a cash basis as of the Closing Date.

10.6    Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements shall be prorated on a cash basis as of the Closing Date.

10.7    Leasing Costs. The Sellers shall be responsible for all Leasing Costs that are payable by reason of (i) the execution of an “Existing Lease” (i.e., a Lease existing as of the date of this Agreement) prior to the date of this Agreement, (ii) the renewal, extension, expansion of, or the exercise of any other option under, an Existing Lease, prior to the date of this Agreement, and (iii) amendments of an Existing Lease entered into prior to the date of this Agreement. If the Closing occurs, the Buyer shall be responsible for all Leasing Costs (including commissions to the Sellers’ in-house leasing agents that are customary arms-length terms that would otherwise be negotiated with a third-party leasing agent) that become due and payable as a result of (1) any New Leases, (2) amendments entered into during the Interim Period in accordance with this Agreement to renew, extend, expand or otherwise amend Existing Leases or New Leases, or
(3) any renewals, extensions or expansions of, or the exercise of any other option under, Existing Leases or New Leases exercised by tenants during the Interim Period or on or after the Closing Date; provided, however, that Buyer shall have been provided the details of all such Leasing Costs prior to the Closing Date and approved the same in writing. In addition, the Buyer shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Closing; provided, however, that Buyer shall have been provided the details of all such Leasing Costs prior to the Closing Date and approved the same in writing. If, as of the Closing Date, the Sellers shall have paid any Leasing Costs for which the Buyer is responsible pursuant to the foregoing provisions, the Buyer shall reimburse the Sellers therefor at Closing; provided, however, that Buyer shall have been provided the details of all such Leasing Costs prior to the Closing Date and approved the same in writing. The Sellers shall pay (or cause to be paid), prior to Closing, or credit the Buyer at Closing (to the extent unpaid) all Leasing Costs for which the Sellers are responsible pursuant to the foregoing provisions, and (subject to the reimbursement obligations set forth above), the Sellers shall pay (or cause to be paid) when due all Leasing Costs payable after the date of this Agreement and prior to Closing. Notwithstanding anything to the contrary, (a) the Buyer shall receive a credit at Closing for any unfunded contractual Leasing Costs and (b) the Sellers shall be responsible (and the Buyer shall not be responsible) for any leasing commissions or brokerage fees which become due and payable after the Closing pursuant to any leasing or brokerage agreement relating to the Properties, including the Leasing and Brokerage Agreements, except as specifically set forth in Section 3.3(g)(ii). In addition to the foregoing, at Closing, the Buyer shall be responsible (and shall reimburse the Sellers at Closing) for the leasing commissions, tenant improvement costs and concessions for the Leases and the amounts set forth on Schedule 3.3(g)(ii) attached hereto. For purposes hereof, the term “Interim Period” shall mean the period from the date of this Agreement until the Closing Date. On the Closing Date, the Sellers shall deliver to the Buyer all Lease Termination Payments received by or on behalf of the Sellers from and after the date hereof, except, however, the Buyer acknowledges approval of the Leases referenced on Schedule 3.3(g)(ii).

10.8    Owners’ Association Assessments. If the Property is located in a business park which is governed by an Owners’ Association, reciprocal easement agreement, covenants, conditions and restrictions or similar property-related agreement, and the association or other applicable Person charges assessments with respect to the Property, then at the Closing (a) if such charges are payable after the Closing Date for a period before the Closing Date, the Sellers shall pay to the Buyer on the Closing Date an amount equal to the amount of such charges allocated to the period before the Closing Date, prorated on a per diem basis, and (b) if such charges were paid before the Closing Date for a period from and after the Closing Date, the Buyer shall pay to the Sellers an amount equal to the amount of such charges reasonably allocated to the period from, including and after the Closing Date, prorated on a per diem basis.

10.9    Ground Lease Rent. If the Property is subject to a Ground Lease where a Seller pays rent, then at the Closing (a) if such Ground Lease rents are payable after the Closing Date for a period before the Closing Date, the Sellers shall pay to the Buyer on the Closing Date an amount equal to the amount of such Ground Lease rents allocated to the period before the Closing Date, prorated on a per diem basis, and (b) if such Ground Lease rents were paid before the Closing Date for a period from and after the Closing Date, the Buyer shall pay to the Sellers an amount equal to the amount of such Ground Lease rents reasonably allocated to the period from, including and after the Closing Date, prorated on a per diem basis.

10.10    General. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Property is located, as applicable, shall be apportioned in accordance with the customs of such metropolitan area where the Property is located; however, there will be no prorations for insurance premiums or payroll (because the Buyer is not acquiring or assuming the Sellers’ insurance or employment payroll obligations).

10.11	Re-Adjustment.

(a)    In the event any prorations or apportionments made under this Article X shall prove to be incorrect for any reason, then any party hereto shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available.

(b)    Notwithstanding anything to the contrary set forth herein, all reprorations contemplated by this Agreement shall be completed within one (1) year after Closing (subject to extension solely as necessary due to the unavailability of final information, but in no event to exceed eighteen (18) months after Closing).

(c)    The obligations of the Sellers and the Buyer under this Article X shall survive the Closing.

Article XI
SURVIVAL OF OBLIGATIONS; LIABILITY

11.1    Liability of Sellers. From and after the Closing Date, subject to the provisions of Section 11.3 below, the Sellers shall indemnify and hold harmless each of the Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) against, and reimburse any Buyer-Related Entity for, all losses, liabilities, claims, damages and expenses and all costs, fees, expenses, damages, deficiencies, interest and penalties (including reasonable attorneys’ fees and disbursements) in connection therewith (“Losses”) suffered or incurred by any such Buyer-Related Entity, arising out of, or in any way relating to: (a) the failure of any representations or warranties made by the Sellers in this Agreement or any Closing Document to be true and correct as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, the failure of such representations and warranties to be true and correct as of such specific date), other than any breach or inaccuracy in respect of which an adjustment to the Gross Asset Value was made pursuant to Article X; (b) any breach of, default under or failure to perform any obligation or covenant made or to be performed by the Sellers pursuant to in this Agreement or the Closing Documents; and (c) any Retained Liabilities.

11.2    Liability of Buyer. From and after the Closing Date, the Buyer shall indemnify and hold harmless each of the Seller and the Sellers’ Related Entities against, and reimburse any Sellers’ Related Entity for, all Losses suffered or incurred by any such Sellers’ Related Entity arising out of, or in any way relating to: (a) the failure of any representations or warranties made by the Buyer in this Agreement or any Closing Document to be true and correct as of the Closing Date (except to the extent such representations and warranties relate to a specific date, in which case, the failure of such representations and warranties to be true and correct as of such specific date), other than any breach or inaccuracy in respect of which an adjustment to the Gross Asset Value was made pursuant to Article X; (b) any breach of, default under or failure to perform any obligation or covenant made or to be performed by the Buyer pursuant to in this Agreement or the Closing Documents; (c) except for claims with respect to which the Sellers are obligated to indemnify the Buyer-Related Entities pursuant to Section 11.1, the business or operations of the Transferred Assets or the ownership or operation of the Transferred Assets after the Closing, and
(d)    any Assumed Liabilities (collectively, clauses (c) and (d) above shall be referred to herein as the “Buyer Specific Indemnification”), it being understood that the Buyer Specific Indemnification shall survive all Closings hereunder indefinitely.

11.3    Cap on Liability. Notwithstanding anything to the contrary contained in this Agreement or in any Closing Document, the liability of the Sellers for Losses arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of the Sellers under this Agreement (or in any Closing Document) shall not exceed $50,000,000 in the aggregate under this Agreement and the Other PSAs combined (the “Cap”), however, the Buyer shall not make any claims for Losses in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of the Sellers under this Agreement unless such claims exceed
$1,000,000 in the aggregate under this Agreement and the Other PSAs combined (the “Basket”) (at which point the Buyer shall be entitled to make a claim for the aggregate amount of Losses and not just amounts in excess of the Basket). Notwithstanding anything to the contrary contained herein, the Basket and Cap limitations set forth herein shall not apply to Losses suffered or incurred as a result of any breaches of the covenants and obligations of the Sellers set forth in Section 9.1, Article X, Article XII, and Section 14.3.

11.4	Survival.

(a)    Except as otherwise set forth in this Agreement, the rights of the parties hereto to indemnification under this Agreement with respect to any breach or inaccuracy of the representations and warranties of the Sellers and the Buyer contained in this Agreement and the Closing Documents shall survive until the twelve (12) month anniversary of the Closing Date.

(b)	The rights of the parties hereto to indemnification under this Agreement
(i) with respect to any breach of or default under any covenant or other agreement contained in this Agreement that by its nature is required to be performed at or prior to the Closing, shall not survive the Closing, and (ii) with respect to any covenant or other agreement contained in this Agreement that, by its terms, is to have effect after the Closing, shall survive the Closing for the period contemplated by such obligation or covenant, or, if no period is contemplated, shall survive indefinitely.

11.5	Notification of Claims.

(a)    Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (a “Claim Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach or inaccuracy of a representation or warranty or breach of or default under any obligation or covenant must be delivered before the expiration of any applicable survival period specified in Section 11.4(a).

(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.5(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim upon written notice to the Indemnified Party delivered within fifteen (15) Business Days of the Indemnifying Party’s receipt of the applicable Claim Notice and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.

(c)    The Sellers or the Buyer, as the case may be, shall, and shall cause each of its Affiliates and representatives to, reasonably cooperate with the Controlling Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that (i) such settlement shall not encumber any of the assets of the Indemnified Party or contain any restriction or condition that would apply to such Indemnified Party or to the conduct of the Indemnified Party’s business, (ii) the Indemnifying Party shall pay all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to Section 11.3, if applicable), and (iii) the Indemnifying Party shall obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

11.6    Mitigation. Each of the parties hereto agrees to take commercial reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.

11.7	Additional Indemnification Provisions.

(a)    With respect to each indemnification obligation contained in this Agreement: (i) each such obligation shall be reduced by any Tax benefit (net of any costs or expenses (including any Tax) incurred in connection with seeking and securing such Tax benefit) that is actually realized by the Indemnified Party within two (2) Tax years of the recipient after the Tax year of the recipient in which such obligation arises; and (ii) all Losses shall be net of any amounts that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss.

(b)    Notwithstanding anything in this Agreement or in any Closing Document to the contrary, in no event shall either party hereto have any liability under this Agreement (including under this Article XI) or any Closing Document for any consequential, incidental, indirect, punitive or exemplary damages, including lost profits and opportunity costs (except to the extent such damages are assessed in connection with a Third Party Claim with respect to which the Person against which such damages are assessed is entitled to indemnification hereunder).

11.8    Exclusive Remedies. Except as otherwise expressly set forth in this Agreement, and except as to fraud, following the Closing, the indemnification provisions of this Article XI shall be the sole and exclusive remedies of any Sellers’ Related Entities and any Buyer-Related Entities, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by the Buyer or the Sellers, respectively, or any breach or failure by the Buyer or the Sellers, respectively, to perform or comply with any obligation or covenant set forth herein. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Article XII
TAX CERTIORARI PROCEEDINGS

12.1    Prosecution and Settlement of Proceedings. If any Tax reduction proceedings in respect of any Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any Tax reduction proceedings in respect of any Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that such Seller shall not settle any such proceeding without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Buyer shall reasonably cooperate with such Seller in connection with the prosecution of any such Tax reduction proceedings.

12.2    Application of Refunds or Savings. Any refunds or savings in the payment of Taxes resulting from such Tax reduction proceedings shall be applied first to reimburse the parties for their reasonable third-party out of pocket costs and expenses in prosecuting such proceedings. Remaining refunds or savings shall belong to and be the property of the Sellers if relating to Taxes payable in years prior to the Closing Year and shall be allocated between the parties based on their periods of ownership if relating to Taxes payable in the Closing Year. Notwithstanding the foregoing, if any refund related to the Closing Year or any prior year creates an obligation to reimburse any Tenants under Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant), then (a) if such refund is received by a Seller, such Seller shall, subject to the Buyer’s reasonable approval of such Seller’s calculations, pay the Buyer the aggregate amount of such reimbursement obligation for disbursement to such Tenants, and (b) if such refund is received by the Buyer, the Buyer shall first reimburse the Sellers for their reasonable third-party out of pocket costs and expenses in prosecuting such proceedings, and then, subject to the Seller’s reasonable approval of the Buyer’s calculations, (i) disburse the aggregate amount of such required reimbursement obligation to such Tenants, and (ii) pay the balance of such refund to the Sellers to be allocated and disbursed in accordance with the second sentence of this Section 12.2. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings (except to the extent paid directly by and reimbursable to the Sellers or the Buyer set forth above) shall be apportioned between the Sellers and the Buyer in proportion to the gross amount of such refunds or savings payable to the Sellers and the Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither the Sellers nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

12.3	Survival. The provisions of this Article XII shall survive the Closing.

Article XIII DEFAULT

13.1    Buyer Default.

(a)    This Agreement may be terminated by the Sellers prior to the earliest to occur of (x) the Closing and (y) the Initial Closing if:

(i)    (A) the Buyer shall have breached any representation or warranty or failed to comply with any obligation or covenant applicable to the Buyer that would cause any condition to Closing set forth in Section 5.1 not to be satisfied, and such condition to Closing is incapable of being satisfied by the earlier of (x) the six (6) month anniversary of the date of this Agreement (the “Outside Date”) and (y) ten (10) Business Days after the giving of written notice by the Sellers to the Buyer of such breach or failure, or (B) the Buyer shall have breached any representation or warranty or failed to comply with any obligation or covenant applicable to the Buyer that would cause any condition to Closing set forth in Section 5.1 of such Other PSA not to be satisfied, and such condition to Closing to such Other PSA Closing is incapable of being satisfied by the earlier of (x) the Outside Date and (y) ten (10) Business Days after the giving of written notice by the Sellers to the Buyer of such breach or failure; provided, however, that if the Initial Closing does not occur solely as a result of the Buyer’s failure to satisfy its obligation set forth in Section 5.1(d), then the Sellers may terminate this Agreement at any time prior to the Outside Date; provided that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 13.1(a)(i) if any of the Sellers are then in material breach of any of their covenants or agreements set forth in this Agreement; or

(ii)    a final, nonappealable order, writ, judgment, injunction, decree, law, or regulation permanent restraining or prohibiting the transfer of the Transferred Assets is entered by or with any Governmental Authority.

(b)	In the event this Agreement is terminated pursuant to Section 13.1(a),
(i) then the Sellers shall be required to terminate each Other PSA pursuant to Section 13.1(a) of each Other PSA, and (ii) this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (A) for those provisions hereof which by their terms expressly survive the termination of this Agreement and

(B)	as set forth in Section 13.1(c).

(c)    In the event the Sellers terminate this Agreement pursuant to Section 13.1(a)(i), the Escrow Agent shall, in accordance with the procedures set forth in Section 14.5, (i) to the extent the Earnest Money is held in the form of immediately available wired funds, disburse the Earnest Money (together with interest thereon) to the Sellers or (ii) to the extent the Earnest Money is held in the form of a letter of credit, deliver the letter of credit to the Sellers and the Sellers shall make a drawing upon such receipt of the letter of credit, and upon such disbursement the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. The Buyer and the Sellers hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by the Sellers as a result of a default by the Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of the Sellers, and shall be paid by the Escrow Agent to the Sellers as the Sellers’ sole and exclusive remedy hereunder.

13.2	Seller Default.

(a)    This Agreement may be terminated by the Buyer prior to the earliest to occur of (x) the Closing and (y) the Initial Closing if:

(i)    (A) the Sellers shall have breached any representation or warranty or failed to comply with any obligation or covenant applicable to the Sellers that would cause any condition to Closing set forth in Section 5.2 not to be satisfied, and such condition to Closing is incapable of being satisfied by the earlier of (x) the Outside Date and (y) ten (10) Business Days after the giving of written notice by the Buyer to the Sellers of such breach or failure, or
(B) the Sellers shall have breached any representation or warranty or failed to comply with any obligation or covenant applicable to the Sellers that would cause any condition to Closing set forth in Section 5.2 of such Other PSA not to be satisfied, and such condition to Closing to such Other PSA Closing is incapable of being satisfied by the earlier of (x) the Outside Date and (y) ten (10) Business Days after the giving of written notice by the Buyer to the Sellers of such breach or failure; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 13.2(a)(i) if the Buyer is then in material breach of any of their covenants or agreements set forth in this Agreement; or

(ii)    a final, nonappealable order, writ, judgment, injunction, decree, law, or regulation permanent restraining or prohibiting the transfer of the Transferred Assets is entered by or with any Governmental Authority.

(b)	In the event this Agreement is terminated pursuant to Section 13.2(a),
(i) then the Buyer shall be required to terminate each Other PSA pursuant to Section 13.2(a) of each Other PSA, and (ii) this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (A) for those provisions hereof which by their terms expressly survive the termination of this Agreement and
(B) as set forth in Section 13.2(c) and (d).

(c)    Upon termination of this Agreement by the Buyer pursuant to Section 13.2(a)(i), as the Buyer’s sole and exclusive remedy upon such termination (except for the additional remedy provided in Section 13.2(d) below), the Escrow Agent shall, in accordance with the procedures set forth in Section 14.5, (i) to the extent the Earnest Money is in the form of immediately available wired funds, disburse the Earnest Money (together with interest thereon) to the Buyer, or (ii) to the extent the Earnest Money is in the form of a letter of credit, return such letter of credit to the Buyer, and upon such disbursement the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination (including those set forth in Section 13.2(d)).

(d)    Notwithstanding the foregoing, in addition to terminating this Agreement and receiving the Earnest Money, the Buyer shall be entitled to reimbursement of its actual out- of-pocket expenses incurred in negotiating this Agreement and conducting due diligence activities contemplated hereunder and arranging for and documenting any financing, including any lender commitment fees, if any (not to exceed $7,500,000 in the aggregate under this Agreement and the Other PSAs, combined). This reimbursement shall not apply if the Buyer succeeds in an action to cause specific performance as provided in Section 13.2(e). The provisions of this Section 13.2(d) shall survive the termination of this Agreement.

(e)    In lieu of terminating this Agreement pursuant to Section 13.2(a), the Buyer may specifically enforce the terms and provisions of this Agreement (but, if such specific performance is elected, no other action (for damages or otherwise) shall be permitted so long as such specific performance is granted to the Buyer); provided that any action by the Buyer for specific performance must be filed, if at all, within forty-five (45) days of the Other PSA Assets Closing Date, as may be extended, and the failure to file within such period shall constitute a waiver by the Buyer of such right and remedy. If the Buyer shall not have filed an action for specific performance within the aforementioned time period or so notified the Sellers of its election to terminate this Agreement, the Buyer’s sole remedy for the Sellers’ default shall be to terminate this Agreement as set forth above, to receive its Earnest Money, and to be reimbursed for its expenses as set forth in Section 13.2(d).

13.3    Material Defects Arising Prior to the Initial Closing. In the event the aggregate amount of the Allocated Asset Value for the Transferred Assets and Other PSA Assets removed from the terms of this Agreement and the Other PSAs pursuant to Section 8.5 and/or Section 8.6 of this Agreement and of the Other PSAs is equal to or in excess of $500,000,000 (in the aggregate under this Agreement and the Other PSAs, combined), then, at any time prior to the earliest to occur of (x) the Initial Closing and (y) the “Initial Closing” under any Other PSA, each of the Sellers and the Buyer shall have a right to terminate this Agreement as to all Transferred Assets (provided, however, that if either such party terminates this Agreement pursuant to this Section 13.3, then such party shall be required to terminate each Other PSA pursuant to Section 13.3 of each Other PSA), in which event the Escrow Agent shall, in accordance with the procedures set forth in Section 14.5, (a) to the extent the Earnest Money is in the form of immediately available wired funds, disburse the Earnest Money to the Buyer, or (b) to the extent the Earnest Money is in the form of a letter of credit, return such letter of credit to the Buyer, this Agreement shall be deemed terminated and neither party shall have any further rights or obligations under this Agreement, except those which expressly survive such termination (including Section 13.2(d)). Nothing contained in this Section 13.3 shall in any way limit the other rights and remedies of the Sellers or the Buyer pursuant to this Agreement, including pursuant to Section 13.1 or Section 13.2 above. This Section 13.3 shall be of no further force or effect following the Other PSA Assets Closing.

13.4	[Reserved]

13.5	Limitation on Sellers’ Liability.

(a)    No partner, member, employee, shareholder or agent of the Sellers, nor any of Sellers’ Related Entities, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the Sellers’ assets for the payment of any claim or for any performance, and the Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

(b)    The provisions of this Section 13.5 shall survive all Closings hereunder or sooner termination of this Agreement.

13.6	Limitation on Buyer’s Liability

(a)    No partner, member, employee, shareholder or agent of the Buyer, nor any Buyer-Related Entities, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the Sellers and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to the Buyer’s assets for the payment of any claim or for any performance, and the Sellers, on behalf of themselves and their successors and assigns, hereby waive any and all such personal liability.

(b)    The provisions of this Section 13.6 shall survive all Closings hereunder or sooner termination of this Agreement.

14.1    Use of Duke Name.

Article XIV
MISCELLANEOUS

(a)    The Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate, successor, assignee or designee of the Buyer shall be entitled to use the names “Duke Realty”, “Duke”, “BremnerDuke” or any mark thereof, or any Seller’s name or mark (collectively, the “Duke Names and Marks”), in any way whatsoever, except to the extent permitted under this Agreement.

(b)    The Buyer and its Affiliates shall (i) immediately upon the Closing Date cease all use of any of the Duke Names and Marks on or in connection with all stationery, business cards, purchase orders, lease agreements, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, (ii) promptly, and in any event no later than sixty (60) days after the Closing Date, complete the removal of the Duke Names and Marks from all marketing and promotional brochures and (iii) with respect to Transferred Assets bearing any Duke Names and Marks, use their commercially reasonable efforts to re-label such Transferred Assets or remove such Duke Names and Marks from such Transferred Assets as promptly as practicable, and in any event no later than six (6) months after the Closing Date.

(c)    The Buyer, for itself and its Affiliates, agrees that after the Closing Date the Buyer and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as the Sellers or their Affiliates, (ii) with respect to assets managed, operated or leased after the Closing Date, will represent in writing to the owners or lessors of such assets that such assets are those of the Buyer and its Affiliates and not those of the Sellers and their Affiliates and (iii) will cooperate with the Sellers or any of their Affiliates in terminating any contracts pursuant to which any Seller licenses any Duke Names and Marks to customers. The Buyer and its Affiliates shall use commercially reasonable efforts to ensure that other users of any Duke Names and Marks, whose rights terminate upon the Closing pursuant to this Section 14.1, shall cease use of the Duke Names and Marks, except as expressly authorized thereafter by Sellers.

(d)    The Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 14.1, neither the Buyer nor any of its Affiliates shall have any rights in any of the Duke Names and Marks and neither the Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of the Sellers or any of their Affiliates in or to any of the Duke Names and Marks.

14.2    Joint and Several Liability. Each Seller who is a party as a Seller to this Agreement (“Seller Party”) shall be jointly and severally liable for all of the obligations and liabilities of such Seller (and each other Seller) under this Agreement. Without limiting the generality of the foregoing, (i) each reference herein to the Seller shall also be deemed to refer to each Seller Party, (ii) references in this Agreement to the phrase “received by the Sellers” (or words of similar import) shall mean received by any Seller Party, (iii) references in this Agreement to the phrase “given by the Sellers” (or words of similar import) shall mean given by any Seller Party, and (iv) references in this Agreement to the phrase “in the possession of the Sellers” (or words of similar import) shall mean the possession of any Seller Party. Each Seller Party hereby irrevocably appoints Duke Realty Limited Partnership (the “Seller Agent”) to act as an agent for the Sellers (and for each Seller Party individually) in connection with all actions to be taken by the Sellers and/or a Seller Party in connection with this Agreement (including giving and receiving notices, granting or denying of consents, and accepting payments to be made to the Sellers under this Agreement). Accordingly (and without limiting the generality of the foregoing), (i) if the Buyer pays any amounts in connection with this Agreement to the Seller Agent (including the Cash Consideration Amount), then the same shall be deemed duly paid to the Seller (and thus to all of the Seller Parties) for all purposes of this Agreement; (ii) any consent, approval, waiver or other notice given by the Seller Agent to the Buyer shall be deemed to have been given by, and shall be binding on, the Seller (and thus all of the Seller Parties) for all purposes of this Agreement, and the Buyer shall have the right to rely on any such consent, approval or other notice so given; (iii) any claim or election by the Seller Agent to the Buyer shall be deemed a claim or election by all of the Sellers and shall be binding on all Sellers, and the Buyer shall have the right to rely thereon, and no duplicative claims shall be asserted;
(iv) any notice given by the Buyer to the Seller Agent shall be deemed to have been given to the Seller (and thus all of the Seller Parties) for all purposes of this Agreement; and (v) each Seller Party hereby irrevocably appoints the Seller Agent as the agent for the service of process on the Seller (and thus all of the Seller Parties). Notwithstanding the foregoing, the Buyer may insist that any action (such as the execution of a deed or other closing documents) that is required to be taken by the Sellers or any individual Seller Party pursuant to this Agreement actually be taken by the Seller (and thus all of the Seller Parties) or such individual Seller Party, as the case may be (rather than by the Seller Agent acting as agent therefor). The provisions of this Section 14.2 shall survive all Closings hereunder.

14.3	Brokers.

(a)    Each Seller represents and warrants to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, other than the brokers identified on Schedule 14.3, and the Seller shall be responsible for paying any commissions or other amounts due such brokers. Each Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Sellers’ breach of the foregoing representation in this Section 14.3(a). The provisions of this Section 14.3(a) shall survive all Closings hereunder and any termination of this Agreement.

(b)    The Buyer represents and warrants to the Sellers that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, except for brokers employed by the Sellers (which shall be paid by the Sellers in accordance with Section 14.3(a)). The Buyer agrees to indemnify, protect, defend and hold the Sellers harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representation in this Section 14.3(b). The provisions of this Section 14.3(b) shall survive all Closings hereunder and any termination of this Agreement.

14.4	Confidentiality; Press Release; IRS Reporting Requirements.

(a)    From and after the date of this Agreement, neither the Buyer nor any Seller shall disclose the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (i) Sellers and the Buyer from releasing a joint press release concerning the sale of the Transferred Assets pursuant to Section 14.4(b) below, and (ii) any party from disclosing any matters set forth in this Agreement, or any of the terms and provisions of this Agreement, if and to the extent that such disclosure is required by New York Stock Exchange regulation or Applicable Law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter, including the U.S. Securities and Exchange Commission. The parties hereto agree not to disclose the individual prices of each Transferred Asset to the extent legally permissible. No provision of this Section 14.4(a) will be construed to prohibit (1) disclosures to appropriate authorities of such information as may be legally required for federal securities, Tax, accounting, or other reporting purposes or other Applicable Law,
(2) confidential disclosures to Affiliates of either any Seller or the Buyer, (3) disclosures required in connection with legal proceedings to enforce the terms and provisions of this Agreement, (4) disclosures by any Seller or the Buyer in connection with the satisfaction of any condition precedent to the Closing, (5) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof, (6) disclosure to the officers, employees, agents, contractors, attorneys, accountants, advisors and consultants of the parties on a need-to-know basis, and (7) disclosures to current and prospective lenders, partners, members, investors and stockholders of the Buyer and its Affiliates; provided that the Buyer shall advise each such Person of the confidential nature of such information and that such Persons agree to maintain the confidentiality thereof.

(b)    The Sellers or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby; provided that the content of any such press release shall be subject to the prior written consent of the other party hereto if issued within six (6) months of the Closing Date.

(c)    For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including any requirements set forth in Income Tax Regulation Section 1.6045-4 and any successor version thereof (collectively, the “IRS Reporting Requirements”), the Sellers and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Sellers and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

14.5	Escrow Provisions.

(a)    The Escrow Agent shall hold the Earnest Money, to the extent such Earnest Money is in the form of immediately available wired funds, in escrow in an interest- bearing bank account at First American Trust, FFB (the “Escrow Account”).

(b)    The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or any other sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 14.5(b). The Sellers and the Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At the Closing, a pro rata portion (subject to Section 2.3) of the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, the Sellers. If the Closing does not occur as a result of a termination of this Agreement pursuant to Section 13.1(a)(ii), Section 13.2(a)(i) or Section 13.2(a)(ii), the Earnest Money, together with all interest earned thereon, shall be returned to the Buyer. If the Closing does not occur for any other reason and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within twenty-four (24) hours, give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of Hamilton County, Indiana. The Escrow Agent shall give written notice of such deposit to the Sellers and the Buyer. Upon such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Sellers and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d)    The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Sellers and the Buyer.

14.6    Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns or designees, any legal or equitable rights hereunder.

14.7    Assignment. This Agreement may not be assigned by the Buyer without the prior written consent of the Sellers, which consent may be granted or withheld in the Sellers’ sole discretion. Notwithstanding the foregoing, (i) the Buyer may assign this Agreement to one or more (a) direct or indirect subsidiaries of the Buyer or any Affiliate of the Buyer in which the Buyer or the Buyer’s Affiliate owns at least fifty percent (50%) of the direct or indirect ownership interests in each such subsidiary or (b) Affiliates of the Buyer (as applicable, a “Majority Owned or Controlled Entity”) and (ii) the Buyer may designate one or more Majority Owned or Controlled Entities to which one or more of the Transferred Assets will be assigned at the Closing (each, a “Designated Subsidiary”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Closing, any Seller may transfer any Transferred Asset to a single purpose entity that is directly or indirectly wholly owned by such Seller or one of its Affiliates, and such single purpose entity shall be deemed a “Seller” for all purposes under this Agreement and the Closing Documents, as applicable.

14.8    Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement (including (i) transferring back to the Sellers any asset or liability not contemplated by this Agreement or any Closing Document to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to the Buyer or one of its Affiliates at the Closing and (ii) transferring to the Buyer (and having the Buyer assume) any asset or liability contemplated by this Agreement or any Closing Document to be a

Transferred Asset or an Assumed Liability, respectively, which was not transferred to the Buyer or one of its Affiliates at the Closing).

14.9    Notices. All notices, demands, consents, approvals, requests or other communications made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) transmitted by e-mail to the appropriate e-mail address listed below, so long as such e-mail or attached correspondence thereto expressly identifies in the subject line in ALL CAPITAL LETTERS that such correspondence constitutes an official notice pursuant to this Section 14.9; provided that, except with respect to notices in connection with New Leases and new contracts pursuant to Section 3.3(c) and Section 3.3(d), a copy is sent the same day by messenger or by Federal Express or other recognized overnight delivery service, or (iv) mailed to the party to which the notice, demand, consent, approval, request or other communication is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a)	To any Seller:

Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240 Attention: Nick Anthony
Email: nick.anthony@dukerealty.com with copies thereof to:
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240 Attention: Ann Dee
Email: ann.dee@dukerealty.com and to:
Hogan Lovells US LLP 555 Thirteenth Street NW Washington, DC 20004 Attention: David Bonser
Stacey McEvoy
Email: david.bonser@hoganlovells.com stacey.mcevoy@hoganlovells.com

(b)	To the Buyer:

HTA Acquisition Sub, LLC
c/o Healthcare Trust of America, Inc. 16435 North Scottsdale Road, Suite 320
Scottsdale, AZ 85254
Attention:    Mr. Scott D Peters
cc: Mr. Robert A Milligan Email: scottpeters@htareit.com
robertmilligan@htareit.com with copies thereof to:
O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111-3823 Attention: Peter T. Healy, Esq.
Email: phealy@omm.com

(c)	To the Escrow Agent:

First American Title Insurance Company 30 North LaSalle Street, Suite 2700
Chicago, Illinois 60602 Attention: Steve Zellinger Email: szellinger@firstam.com

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section 14.9 and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of five (5) days’ prior notice thereof to the other parties.

14.10    Entire Agreement. This Agreement (including the Guarantee set forth on the signature pages hereto), the Confidentiality Agreement, the Other PSAs, the Closing Documents, the Closing Documents (as defined in each of the Other PSAs) and the Exhibits and Schedules to each of the foregoing, collectively, contain all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

14.11    Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Sellers or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

14.12    No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.13    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware unless such dispute relates to real property, then the laws and jurisdiction of the location of such real property shall govern. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed with the laws of the State of Indiana.

14.14    Submission to Jurisdiction. To the maximum extent permitted by Applicable Law each of the Buyer and each Seller irrevocably submits to the jurisdiction of (a) the State of Indiana – Hamilton County and (b) the United States District Court for the Southern District of Indiana for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer and each Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Indiana with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Buyer and each Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the State of Indiana – Hamilton County and (b) the United States District Court for the Southern District of Indiana, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.15    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.16    Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

14.17    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

14.18    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

14.19    Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 14.19 shall survive all Closings hereunder or any termination of this Agreement.

14.20    Exclusivity. During the term of this Agreement, neither the Sellers nor their Affiliates, agents, representatives or employees shall solicit, authorize the solicitation of, or enter into any agreement or discussions with any third party concerning any offer or possible offer for a third party to acquire, finance, refinance the Transferred Assets, the Properties or any interest therein (whether debt or equity, directly or indirectly) or with respect to any similar transaction except as may be required under the ROFO Documents or the ROFR Documents.

14.21    Attorney’s Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

14.22    Like Kind Exchange. Each of the parties hereto agrees to cooperate with the other in effecting one or more I.R.C. § 1031 exchanges with respect to any one or more of the Properties which are the subject of this Agreement, including executing and delivering any and all documents required by one or more exchange trustees, qualified intermediaries or exchange accommodations title holders retained by the party seeking to effect such exchange or exchanges including, for the avoidance of doubt, an assignment (in whole or in part) of such party’s right under this Agreement; provided, however, that the cooperating party shall not be obligated to incur any liability, cost, expense, delay or other detriment (in each case as determined by the cooperating party in its sole discretion) in connection with the implementation of such an exchange or exchanges.

14.23    Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided relating to such Tax treatment and Tax structure. For the avoidance of doubt, this authorization does not permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the Tax treatment or Tax structure of the transaction including specific economic terms of this Agreement. The provisions of this Section 14.23 shall survive all Closings hereunder.

14.24    Waiver of Trial by Jury. The Sellers and the Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 14.24 shall survive all Closings hereunder or termination hereof.

14.25    Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

14.26    Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

14.27	[Reserved]

14.28    Excluded Assets. Notwithstanding anything in this Agreement to the contrary, in the event (x) any Ground Lessor or Tenant exercises any of its Lease Options or (y) any Transferred Asset becomes an Excluded Asset pursuant to Section 8.5 or Section 8.6 (each, an “Exclusion Event”), then this Agreement will be deemed amended, without any further action on the part of the Buyer or the Sellers, with respect to the Transferred Assets associated with each such Exclusion Event (each, an “Excluded Asset”) as follows:

(a)    the Excluded Assets shall be removed from the definition of Transferred Assets and all references to such Property and the Asset-Related Property related thereto in this Agreement shall be deemed deleted;

(b)    such Excluded Assets will not be transferred to the Buyer and the obligations of the Buyer and the Sellers with respect to the Closing shall not apply to such Excluded Assets;

(c)    the Sellers will not make any representation or warranty with respect to such Excluded Assets as of the Closing Date;

(d)    the Gross Asset Value shall be reduced by an amount equal to the Allocated Asset Value for such Excluded Assets; and

(e)    The Sellers will not have any obligation to transfer to the Buyer, and the Buyer will not have any right to acquire, such Excluded Assets.

14.29	[Reserved]

14.30	[Reserved]

14.31	Tenant Improvements Under Construction.

(a)    Certain of the Transferred Assets have tenant improvement work under construction as set forth on Schedule 3.2(c)(i) (each, a “TI Job Under Construction”, and collectively, the “TI Jobs Under Construction”), which schedule shows the amount of the tenant allowances and indicates which leases contain adjustments of Fixed Rent. Pursuant to Section 10.7, the Sellers have agreed to either pay or credit the Buyer for all Leasing Costs payable under any Existing Leases under the circumstances described in the first sentence of Section 10.7, which Leasing Costs may include tenant allowance and construction costs. From and after the Closing: (i) the Buyer agrees to fund all construction costs in connection with TI Jobs Under Construction; (ii) the Sellers agree to assign to the Buyer, and the Buyer agrees to assume, all of the construction Contracts in connection with the TI Jobs Under Construction; and
(iii) the Buyer agrees that, notwithstanding the obligations of the Sellers under Section 8.8, the Buyer will deliver to the Title Company a title affidavit certifying the TI Jobs Under Construction and indemnifying the Title Company for Liens arising from the TI Jobs Under Construction; and (iv) the Sellers agree to allow the Buyer to seek to obtain prior to the Closing estoppel certificates from each such counterparty to the contracts governing all such TI Jobs Under Construction to the effect that such contracts are in full force and effect, there are no defaults thereunder, and the contractor has been paid by the Sellers for all bills rendered through the Closing (it being understood and agreed that this right in favor of the Buyer shall not constitute a closing condition hereunder).

(b)	[Reserved]

14.32	Preservation of Books and Records.

(a)    The Sellers and their Affiliates shall have the right to make and retain copies (at their sole expense) of all books and records relating to the Transferred Assets for the periods ending on or before the Closing Date. The Buyer agrees that it shall preserve and keep all original books and records in respect of the Transferred Assets in the possession or control of the Buyer or its Affiliates for at least the longer of (i) any applicable statute of limitations and
(ii) a period of six (6) years from the Closing Date. The Sellers and their Affiliates shall also have the right to retain all original IRS Forms W-8 and W-9 in respect of the Transferred Assets relating to periods ending on or before the Closing Date.

(b)    During such six (6)-year or longer period, (i) representatives of the Sellers and their Affiliates shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to confidentially examine, inspect and copy such books and records and (ii) the Buyer shall provide to the Sellers or their Affiliates access to such books and records relating to the Transferred Assets as the Sellers or their Affiliates shall reasonably request in connection with any action, suit, arbitration, proceeding or investigation to which a Seller or any of its Affiliates are parties or in connection with the requirements of any Applicable Law applicable to a Seller or any of its Affiliates. The Sellers or their Affiliates, as applicable, shall return such original books and records to the Buyer or such Affiliate of the Buyer as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence.

(c)    After such six (6)-year or longer period, before the Buyer or any Affiliate of the Buyer shall dispose of any of such books and records, the Buyer shall give at least ninety
(90) days’ prior written notice of such intention to dispose to the Sellers, and the Sellers or any of their Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect.

14.33	[Reserved]

14.34	[Reserved]

14.35	[Reserved]

14.36    Interpretation. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:

(a)    the term “party” when used in this Agreement means a party to this
Agreement;

(b)	references to any Person (including any party hereto) includes such
Person’s successors and permitted assigns;

(c)    if any action is to be taken by any party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(d)    the terms “include”, “includes” and “including” when used herein shall be deemed to be following by the phrase “without limitation” unless such phrase otherwise appears; and

(e)    the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLERS:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership

By: Duke Realty Corporation, an Indiana corporation, its general partner
By:/s/ Nicholas C. Anthony
Nicholas C. Anthony
Executive Vice President,
Chief Investment Officer

[Signatures are continued on the following page.]

DUKE REALTY CHN DEVELOPMENT, LLC,
an Indiana limited liability company

By:	Duke Realty Limited Partnership, an Indiana limited partnership, its sole member

By	Duke Realty Corporation, an Indiana corporation, its general partner

By: /s/ Nicholas C. Anthony
Nicholas C. Anthony
Executive Vice President, Chief Investment Officer

[Signatures are continued on the following page.]

BUYER:

HTA ACQUISITION SUB, LLC,
a Delaware limited liability company

By: /s/ Scott D. Peters
NAME: Scott D. Peters
TITLE: Chief Executive Officer, President and Chairman

[Signatures are continued on the following page.]

GUARANTEE

The undersigned (the "Guarantor"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby irrevocably and unconditionally guarantees
(a)the payment when due of all amounts payable by the Buyer to the Sellers under or pursuant to this Agreement or any Closing Document to which the Buyer is a party, and (b) the performance when due of the Buyer's obligations under or pursuant to this Agreement or any Closing Document to which the Buyer is a party (each, a "Guaranteed Obligation" and collectively, the "Guaranteed Obligations"). The Guarantor hereby agrees to reimburse the Sellers for all reasonable third party costs and expenses incurred by any such Seller in connection with the enforcement of this Guarantee, including reasonable attorneys' fees.

The Guarantor hereby agrees to be bound by, and shall stand behind, the covenants and other obligations made by the Buyer hereunder as if the undersigned executed this Agreement with respect to the obligations of the Buyer. This Guarantee is an unconditional guaranty of payment, not collection, and is in no way conditioned upon any requirement that the Sellers first attempt to collect any amounts from the Buyer or resort to any security or other means of collecting payment. A separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Buyer or any other Person or whether the Buyer or any other Person are joined in any such action or actions. All payments under this Guarantee shall be made in lawful money of the United States, in immediately available funds. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind.

The Sellers shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that the Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guarantor to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment to the Sellers in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to the Buyer for any reason whatsoever (except pursuant to the Buyer's remedies under this Agreement), the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made. The Guarantor reserves the right to assert defenses which the Buyer may have to payment of any Guaranteed Obligation.

The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Sellers upon this Guarantee or acceptance of this Guarantee and of the Guaranteed Obligations.

The Guarantor represents and warrants to the Sellers it has the requisite power to execute and deliver this Guarantee and to perform its obligations under it and has taken all action necessary to authorize such execution and delivery and the performance of such obligations.
This Guarantee constitutes the Guarantor's legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity). The execution and delivery by the Guarantor of this Guarantee and the performance of its obligations under it do not and will not (i) conflict with or result in any violation of the Guarantor's organizational documents, (ii) conflict with or result in a breach of any of the terms and conditions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which the Guarantor is bound, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, law, or regulation applicable to the Guarantor or any of its assets. All authorizations from, and all notices or filings with, any Governmental Authority that are necessary to enable the Guarantor to execute, deliver and perform its obligations under this Guarantee have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorizations have been complied with.

GUARANTOR:

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP,
a Delaware limited partnership

By:    Healthcare Trust of America, Inc., its
general partner

By: /s/ Scott D. Peters
NAME: Scott D. Peters
TITLE: Chief Executive Officer, President and Chairman

JOINDER BY ESCROW AGENT

First American Title Insurance Company National Commercial Services, Chicago, Illinois, referred to in this Agreement as the "Escrow Agent," hereby acknowledges that it received this Agreement executed by the Sellers and the Buyer as of the 29th day of April, 2017, and accepts the obligations of the Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Earnest Money on the ____day of _______    , 2017. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY NATIONAL COMMERCIAL SERVICES

By:	Name:
Title:

S-6
Agreement of Purchase and Sale (Pool XII)